UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2007
eXegenics Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-26648 (Commission File Number)	75-2402409 (IRS Employer Identification No.)

4400 Biscayne Blvd Suite 900 Miami, Florida (Address of Principal Executive Offices)	33137 (Zip Code)
Registrant’s telephone number, including area code: (305) 575-6015
1250 Pittsford-Victor Road
Building 200, Suite 280
Pittsford, New York, 14534

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     The disclosures set forth in Item 2.01 to this Current Report are incorporated into this item by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On March 27, 2007, we completed an acquisition of (a) Froptix Corporation, a privately held Florida corporation (“Froptix”), and (b) Acuity Pharmaceuticals, Inc., a privately held Delaware corporation (“Acuity”), pursuant to a merger agreement and plan of reorganization, dated as of March 27, 2007 (referred to as the “Merger Agreement”), by and among eXegenics, Froptix, Acuity, e-Acquisition Company I-A, LLC, a Delaware limited liability company wholly owned by us, and e-Acquisition Company II-B, LLC, a Delaware limited liability company wholly owned by us.
     The Merger Agreement provided for the merger of Froptix with and into e-Acquisition Company I-A, LLC, with e-Acquisition
Company I-A, LLC surviving as our wholly-owned subsidiary (referred to as the “Froptix Merger”) and the merger of Acuity with and into e-Acquisition Company II-B, LLC, with e-Acquisition Company II-B, LLC surviving as our wholly-owned subsidiary (referred to as the “Acuity Merger” and, with the Froptix Merger, the “Mergers”). In connection with the consummation of the Mergers (1) e-Acquisition Company I-A, LLC changed its name to Froptix, LLC, (2) e-Acquisition Company II-B, LLC changed its name to Acuity Pharmaceuticals, LLC and (3) we became the parent company of these two wholly-owned operating subsidiaries. We incurred normal acquisition related costs in connection with these transactions. Our trading symbol is “EXEG.OB.” We intend to change our name to Opko Corporation in connection with our plan to apply for listing on the American Stock Exchange.
     At the closing of the Mergers, the former stockholders of Froptix and Acuity received shares of our common stock and preferred stock as well as warrants to purchase our common stock in exchange for all of their shares of Froptix and Acuity.
     As a result, at the closing of the Mergers, we issued (a) an aggregate of 61,775,002 shares of our common stock to the former holders of Froptix common stock, (b) an aggregate of 14,835,979 shares of our common stock to the former holders of Acuity common stock and Acuity Series A preferred stock, and (c) an aggregate of 457,584 shares of our Series C preferred stock, convertible into 45,758,400 shares of our common stock, to the former holders of Acuity Series B preferred stock. We also granted 21,144,114 warrants to purchase shares of our common stock to former stockholders of Froptix and Acuity.
     Accounting Treatment
     The accounting treatment of the acquisition of Froptix and Acuity by eXegenics was viewed to be a two-step process. In step one Froptix was deemed to be the accounting acquirer of eXegenics in what was accounted for as a reverse acquisition. In step two eXegenics acquired Acuity in a normal business combination.

     Treatment of Warrants and Options
     In connection with the Mergers, we assumed the obligations under outstanding warrants previously granted by Acuity to purchase 1,247,271 shares of Acuity common stock and 325,000 shares of Acuity Series B preferred stock and, in connection therewith, we issued warrants to purchase 7,214,730 shares of our common stock and 16,866 shares of Series C preferred stock to such Acuity warrant holders, convertible into 1,686,600 shares of our common stock.
     Immediately before the closing of the Mergers, Froptix had outstanding options to purchase 65 shares of Froptix common stock and Acuity had outstanding options to purchase 2,191,619 shares of Acuity common stock and options to purchase 141,000 shares of Acuity Series B preferred stock. Pursuant to the terms of the Merger Agreement, the Company assumed all of the outstanding obligations under such options and, accordingly, the Company anticipates issuing 11,373,186 shares of its common stock and 7,317 shares of its Series C preferred stock, convertible into 731,700 shares of our common stock, upon the exercise of such options in lieu of shares of common stock of Froptix or common stock and/or preferred shares of Acuity.
     Our board of directors plans to adopt and implement a new stock incentive plan within the coming months.
     Escrow Agreement
     As security for the respective customary indemnification obligations of Froptix and Acuity to the Company, 11.5% of the Company shares and warrants issued in connection with the Mergers will be held in escrow by us until March 25, 2008 such shares shall thereafter be released to the extent no claims for indemnification against such shares have been made.
     Lock-Up Agreements
     In connection with the Mergers, all of the former stockholders of Froptix and certain significant former stockholders of Acuity entered into “lock-up” agreements. Each lock-up agreement provides that the shares of the Company issued in the Mergers may not be, directly or indirectly, sold for a period of two years following completion of the Mergers. Restrictions under the lock-up agreements lapse with respect to one-third of the shares subject to the lock-up agreement on the first anniversary of the lock-up agreement and with respect to an additional one-third six months thereafter.
     Registration Rights
     Some of the former stockholders of Froptix and Acuity were granted certain rights with respect to the registration under the Securities Act of the sale of their shares issued in the Mergers. These rights may be triggered beginning on the first anniversary of the date of the Merger Agreement if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights. Upon such registration, such holders will be entitled to notice of such registration and to include shares in the registration. These rights are subject to customary restrictions and exclusions as described in the Registration Rights Agreement.
     Entry into Credit Agreement.
     In connection with the consummation of the Mergers, we assumed the rights and obligations of Acuity under a line of credit that Acuity had with The Frost Group, LLC, a Florida limited liability company whose members include a trust controlled by Dr. Phillip Frost, who is the Company’s Chief Executive Officer and Chairman of the board of directors, Dr. Jane H. Hsiao and Steven D. Rubin, directors of the Company. We also amended and restated this line of credit to provide additional available borrowing capacity. Under this amended and restated line of credit, we gained access to $8,000,000 in available borrowings and we assumed Acuity’s existing obligation to repay $4,000,000 previously drawn down under the line of credit. The Company is obligated to pay interest on outstanding borrowings under the line of credit at a 10% annual rate. In connection with the assumption and amendment of the line of credit, the Company granted warrants to purchase 4,000,000 shares of eXegenics’ common stock to The Frost Group, LLC.

FORM 10 DISCLOSURES
     As disclosed elsewhere in this report, on March 27, 2007, we acquired Froptix and Acuity in the Mergers. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the Mergers disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Securities Exchange Act of 1934, as amended.
     Accordingly, we provide below the information that would be included in Form 10. Please note that the information provided below relates to the combined company after the acquisition of the Mergers, except that information relating to periods before the date of the Mergers only relates to eXegenics, unless otherwise specifically indicated.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This Current Report on Form 8-K , including the disclosures in accordance with Form 10, contain “forward-looking statements,” as that term is defined under Private Securities Reform Act of 1995 (the “PSLRA”). Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product development efforts, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of these Form 10 disclosures, which are briefly listed below. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of PSLRA. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance.
     Risks and uncertainties, the occurrence of which could adversely affect our business, include the following:
•	We have a history of operating losses and we do not expect to become profitable in the near future.

•	Our technologies are in an early stage of development and is unproven.

•	Our drug research and development activities may not result in commercially viable products.

•	We are highly dependent on the success of our lead product candidate, bevasiranib, and we cannot give any assurance that it will receive regulatory approval or be successfully commercialized.

•	The results of previous clinical trials may not be predictive of future results, and our current and planned clinical trials may not satisfy the requirements of the U.S. Food and Drug Administration (the “FDA”) or other non-U.S. regulatory authorities.

•	We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

•	If our competitors develop and market products that are more effective, safer or less expensive than our future product candidates, our commercial opportunities will be negatively impacted.

•	Our drug development activities could be delayed or stopped.

•	The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our product candidates.

•	Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed.

•	Even if we obtain regulatory approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues.

•	Even if we receive regulatory approval to market our product candidates, the market may not be receptive to our products.

•	If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

•	As we evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.

•	If we fail to acquire and develop other products or product candidates at all or on commercially reasonable terms, we may be unable to diversify or grow our business.

•	We rely on third parties to manufacture and supply our product candidates.

•	We currently have limited marketing staff and no sales or distribution organization. If we are unable to develop our sales and marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.

•	Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely.

•	The success of our business may be dependent on the actions of our collaborative partners.

•	If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

•	If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

•	We will rely heavily on licenses from third parties.

•	We license patent rights to certain of our technology from third party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

•	Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

•	The Medicare prescription drug coverage legislation and future legislative or regulatory reform of the health care system may affect our ability to sell our products profitably.

•	Failure to obtain regulatory approval outside the United States will prevent us from marketing our product candidates abroad.

•	Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

•	Our business may become subject to economic, political, regulatory and other risks associated with international operations.

•	The market price of our common stock may fluctuate significantly.

•	Trading of our common stock is limited and trading restrictions imposed on us by applicable regulations and by lockup agreements we have entered unto with our principal stockholders may further reduce our trading, making it difficult for our stockholders to sell their shares.

•	Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

•	Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or in the best interests of our stockholders.

•	Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
* * * * *
     Except where the context otherwise requires, the terms, “we,” “us,” “our,” “the Company,” or “eXegenics” refer to the business of eXegenics Inc. and its consolidated subsidiaries: “Froptix” or “Froptix, LLC” refers to the business of Froptix, LLC, our wholly-owned subsidiary and, “Acuity” or “Acuity Pharmaceuticals” refers to the business of Acuity Pharmaceuticals, LLC, our wholly-owned subsidiary. Froptix and Acuity are the Company’s two operating subsidiaries and comprise all of the operations of the Company as of the date of this Current Report.
Item 1. Business.
     eXegenics was incorporated in the State of Delaware in November 1991. eXegenics was previously involved in the research, creation, and development of drugs for the treatment and/or prevention of cancer and infectious diseases. Before the consummation of the Mergers, we ceased all operations relating to our historical business and adopted, upon consummation of the Mergers, the business plan of Froptix and Acuity, each of which is now a wholly-owned subsidiary of ours. Set forth below in this section entitled “Business” is a description of our new businesses. You should read the following discussion in conjunction with our Consolidated Financial Statements and the related Notes, the Financial Statements of Froptix, the Financial Statements of Acuity and the pro forma financial statements contained in this Current Report on Form 8-K.
Company Overview
     We are a clinical-stage biopharmaceutical company focused on the development of innovative therapies for the treatment and prevention of ophthalmic disease. To date, we have concentrated our resources to address ophthalmic disease in large and growing markets by employing a powerful and rapidly progressing technology, known as RNA Interference (RNAi), to develop our lead product candidate, bevasiranib sodium (referred to herein as bevasiranib and formerly known as Cand5). Bevasiranib is a small interfering RNA (siRNA) therapeutic targeting vascular endothelial growth factor (VEGF), which we are developing as an intravitreal injection for the treatment of wet age-related macular degeneration (Wet AMD) and other related ocular conditions.
     We have utilized our expertise in ophthalmology and RNAi to take bevasiranib from the laboratory through animal models and rapidly, efficiently and safely move it into clinical trials. We have completed a Phase II clinical trial studying the use of bevasiranib as a treatment for Wet AMD. Bevasiranib demonstrated safety and an efficacy profile in our Phase II clinical trial for Wet AMD in 129 patients. Top-line results showed bevasiranib to be safe and well tolerated, with a dose-related effect evident across multiple endpoints including near vision, lesion size (CNV) and time to rescue. Based on the results of this trial, we expect to begin the next stage of clinical trials in 2007.
     Significant scientific evidence suggests that the presence in the eye of elevated levels of VEGF plays an important role in causing abnormal blood vessel growth and blood vessel leakage. We believe that bevasiranib will be competitive with existing and anticipated therapies for Wet AMD as it addresses the underlying source of VEGF production, rather than neutralizing existing VEGF that has already been active in the disease pathogenesis. We are also developing product candidates for the treatment of Wet AMD, which target other pathways involved in the pathogenesis of Wet AMD, including HIF-1α.
     We have licensed a novel formulation of an antimicrobial compound which has been tested in early stage clinical trials. We plan to pursue additional clinical trials in patients with viral conjunctivitis this year.
     We are also in the early stages of developing treatments for two other retinal degenerative diseases: dry age-related macular degeneration (“Dry AMD”) and retinitis pigmentosa (“RP”). We plan to develop therapeutic products to arrest and potentially reverse vision loss resulting from Dry AMD and RP.

     We plan to leverage our strengths to further develop a pipeline of product candidates for ophthalmic indications that will employ RNAi and other novel technologies. Among the indications that we may pursue are ocular inflammatory disorders, including uveitis, glaucoma, and cataracts.
     We also plan on using our expertise and resources to expand our business to include other types of ophthalmic products beyond therapeutics. These efforts may lead to our acquiring or developing products which aid in the treatment and diagnosis of diseases of the eye to improve vision health of patients. The product types may include diagnostic retina imaging instruments and other ophthalmic devices.
Market Opportunity
     Ophthalmic diseases can be caused by many factors and can affect both the front and back of the eye. In the developed world, the major ophthalmic diseases that result in loss of vision include cataracts, glaucoma, Age Related Macular Degeneration (AMD), and Diabetic Retinopathy. There are two forms of AMD, termed wet and dry. Dry AMD affects over 35 million patients in developed countries and many of these patients risk vision loss directly or may progress to Wet AMD with resulting risk of loss of vision. Additionally, RP, fortunately a rarer disease, frequently afflicts patients in their youth and causes progressive total loss of vision. Loss of vision has a major impact on the quality of life and independence for those afflicted, causing both economic and personal hardship on those afflicted and their families. Many significant ophthalmic disorders are age dependent.
     The ophthalmic therapeutic market is driven by:
•	An aging population with vision destroying disorders;

•	Diabetes (Type I and II) growing at epidemic proportions;

•	An active and increased life expectancy among the aging baby-boomer generation;

•	Sub-optimal and ineffective therapies;

•	Emerging technologies to treat ophthalmic diseases; and

•	Activist patients and physicians seeking alternatives to currently available treatments.
     We have prioritized the opportunities within ophthalmology that we believe combine attractive markets with an emerging understanding of disease pathways. We have found that five of these pathways cross many of the largest and fastest growing ophthalmic indications. These pathways include angiogenesis, infection, fibrosis, inflammation and drusen. Within these pathways, we have identified molecular targets which we believe are susceptible to therapeutic intervention.
     Dry AMD is much more common than Wet AMD and is characterized by the presence of drusen and loss of retinal pigment epithelial (RPE) cells in the retina. Drusen are small, yellowish deposits that form within the layers of the retina. It is estimated that 10% of the patients with Dry AMD develop into the wet form. Both forms of AMD can eventually lead to blindness. Currently there is no known proven pharmaceutical therapy for Dry AMD.
     There are an estimated 12 to 15 million patients in the United States, and over 35 million patients in developed countries, with Dry AMD with no treatment options. Age is the main risk factor for AMD, and the number of cases of AMD is expected to increase significantly as the population ages. It is estimated that more than 2.8 million Americans will suffer from visual impairment as a result of AMD by the year 2030, approximately double the number today. Untreated AMD can significantly decrease the affected individual’s quality of life.
     RP is a group of inherited eye diseases that cause the degeneration of cells in the retina. As these cells degenerate and die, patients experience progressive vision loss. RP is relatively rare. It affects 50,000 to 100,000 people in the United States. Worldwide, approximately 1.5 million people are afflicted.
     Bevasiranib for Wet AMD
     We have an exclusive license to commercialize bevasiranib, which is an siRNA that works to silence the gene that promotes the overgrowth of blood vessels that leads to vision loss in Wet AMD, a leading cause of adult blindness in the developed world. Bevasiranib is a synthetic double stranded RNA (dsRNA) oligonucleotide. We believe that bevasiranib selectively inhibits the production of all isoforms of VEGF by efficiently and effectively halting the production of the protein on the mRNA level. VEGF has been shown to be the central stimulus in the development of ocular neovascularization. Bevasiranib is administered locally to the eye via an intravitreal injection, a common office procedure performed by retinal specialists.
     We believe that bevasiranib may contribute to better patient outcomes and compliance than would be achieved with the current antagonist-based standard of care alone. Bevasiranib has been shown to proactively shut down the production of VEGF and we believe that it will have safety and efficacy advantages over other therapies, which inhibit VEGF only after it has already been produced in the eye. Based on our bevasiranib Phase II clinical trial results, we envision three potential therapeutic profiles for bevasiranib in the marketplace, including maintenance and combination therapy, monotherapy and prophylactic treatment. We are currently planning the Phase III clinical trials for bevasiranib, designed to target an initial label for maintenance therapy.
     Clinical Results and Program Status of Bevasiranib
     We completed a Phase II clinical trial for the use of bevasiranib in the treatment of Wet AMD. The following table summarizes the status of our material clinical trials of bevasiranib to date:

				Number of	Enrollment
Indication	Trial Name	Phase	Objectives	Patients	Status
Wet AMD	CARE Trial	Phase II	Safety Dosage Efficacy	129	Complete
Wet AMD	NA	Phase I	Safety	15	Complete
DME	RACE Trial	Phase II	Safety Dosage Efficacy	48	Complete
     Total research and development expenses were $8,534,000, $8,482,000, and $3,604,000 during 2006, 2005 and 2004 respectively, and primarily related to the development of bevasiranib.

     Clinical Trials for the Treatment of Wet AMD
     C.A.R.E.™ Trial — Phase II Clinical Trial for Wet AMD. The “Cand5 Anti-VEGF RNAi Evaluation (CARE study),” our 129 patient Phase II clinical study in patients with predominantly and minimally classic Wet AMD was completed successfully. The outcome of this Phase II was positive and represents what we believe to be the first clinical proof of concept of an siRNA based therapy.
     The results of the CARE study demonstrated that bevasiranib is safe and well tolerated for doses up to 3.0 mg/eye. Visual acuity outcomes taken both at distance and near, as well the inhibition of the growth of CNV (choroidal neovascularization), demonstrated the biological effects of RNA interference based VEGF suppression. All three dose levels of bevasiranib demonstrated efficacy as determined by comparisons to the expected natural history of disease progression as found in untreated patients in previous clinical trials with a similar patient population, however no statistical significance for dose response was observed for changes in distance visual acuity from baseline in this trial. There were trends across multiple endpoints that showed a dose dependent effect. While these initial findings remain to be expanded and confirmed in Phase III clinical trials, we found that bevasiranib was safe at doses up to 3.0 mg per eye.
     Phase I Clinical Trial for Wet AMD. Our Phase I trial was an open label, dose escalation study that included 15 patients and tested five dose levels administered by intravitreal injection at six-week intervals. Bevasiranib was shown to be safe and well tolerated following repeat administration of the escalating dose levels, up to 3.0 mg per eye.
     This study was also the first for an ocular anti-VEGF agent to include a pharmacokinetic analysis indicating that the study drug was not present in the plasma of any of the patients at any of the doses tested. This absence of systemic exposure to bevasiranib is significant because VEGF antagonists have been shown to have the potential for systemic side effects.
     Clinical Trials for the Treatment of DME
     R.A.C.E.™ Trial — Phase II Clinical Trial for DME. The RNAi Assessment of bevasiranib in Diabetic Macular Edema, or R.A.C.E.™ trial, was a pilot phase II investigation of the safety and preliminary efficacy of bevasiranib in patients with DME. This 48 patient multi-center, double-masked and randomized trial studied three dose levels of bevasiranib.
     Commercial Potential
     Based on our bevasiranib Phase II clinical trial results, we believe there are three potential therapeutic profiles for bevasiranib in the marketplace, including (1) maintenance and combination therapy, (2) monotherapy treatment and (3) prophylactic treatment.
     Maintenance and Combination Therapy. We anticipate bevasiranib being used by itself or in combination with other therapies sequentially following an initiation therapy with an approved VEGF antagonist drug. After the antagonist has absorbed extracellular VEGF, bevasiranib could be used in order to suppress the formation of new VEGF and maintain a patient’s vision. When used in combination with other therapies, bevasiranib’s sustained VEGF suppression may add to antagonist’s activity, and provide a better outcome than that on VEGF antagonist alone.
     Monotherapy. It is possible that not all patients will require the VEGF antagonist initiation regimen due to low VEGF load at time of diagnosis. These patients may get the full benefit from bevasiranib alone.

     Prophylactic Therapy. Certain patients who do not yet have the wet form of AMD may be determined by their physician as being at high risk for progressing to the wet form. Future studies may show that bevasiranib could prevent these high risk patients from progressing to the wet form of AMD.
     ACU-NCT-001 for Viral Conjunctivitis
     We have a worldwide exclusive license to commercialize ophthalmic indications using ACU-NCT-001. This is a proprietary formulation of the N-chloro derivative of the amino acid taurine (referred to herein as NCT). NCT is a naturally occurring microbicidal oxidant that is produced by stimulated granulocytes and monocytes via the enzyme myeloperoxidase. Researchers in Austria have completed pilot clinical trials using NCT where it has been shown to have promising antiseptic activity for viral conjunctivitis and to be safe and well-tolerated. Pre-clinical studies have shown that ACU-NCT-001 will enhance NCT’s activity against bacteria, virus and fungi and its penetration of activity through the cornea. ACU-NCT-001 is designed to combine broad-spectrum anti-infective activity with very good tolerability, and its natural sterility and absence of preservatives make it a good candidate for ocular applications. The first indication we plan to pursue for ACU-NCT-001 is viral conjunctivitis.
     ACU-HHY-011 for Wet AMD
     We have a worldwide exclusive license to commercialize ACU-HHY-011, which is an siRNA targeting HIF-1α, believed to be the most important transcription factor involved in the cellular response to hypoxia, a key step in the neovascularization process which occurs in Wet AMD. HIF-1α is upstream of the target for bevasiranib and preclinical data suggests that targeting HIF-1α may have advantages over other approaches to treating Wet AMD. HIF-1α modulates the expression of more than 60 genes, including multiple angiogenic factors under hypoxic conditions, such as VEGF, angiopoietin-1, angiopoietin-2, placental growth factor and platelet-derived growth factor-B.
     ACU-XSP-001 for Uveitis
     We have entered into an option agreement to acquire an exclusive license in the field of ophthalmology to commercialize ACU-XSP-001. ACU-XSP-001 is an siRNA that silences the syk-kinase gene, a key cell-signaling molecule that has been shown to be central in initiating critical elements of the inflammatory response in a number of disease models. Syk-kinase is essential for the activation of signaling pathways that lead to the release of allergic mediators such as cytokines and histamine that cause an inflammatory response. We believe that ACU-XSP-001 will have utility in the treatment of inflammatory conditions of the eye, including uveitis and allergic conjunctivitis, and that it also may have the potential to prevent the inflammation that contributes to vision loss in conditions such as Wet AMD. The siRNA has been tested extensively by its inventors in animal models of asthma and pulmonary inflammation via intranasal delivery where it inhibited inflammation and bronchoconstriction.
     ACU-HTR-00X for Anti-Fibrosis
     We have a worldwide exclusive license in the field of ophthalmology to commercialize siRNAs targeting transforming growth factor-b receptor Type II (TbRII), which is an important mediator of wound healing and has been shown to play a significant causative role in ocular inflammation and scarring.
     Compounds for Dry AMD and RP
     We have a worldwide exclusive license to commercialize compounds from the University of Florida Research Foundation which have potential to treat Dry AMD by eliminating disease-causing accumulations of protein molecules at the back of the eye. Proteins must fold into their correct three-dimensional conformation to achieve their biological function. Protein aggregation and misfolding are contributors to many human diseases, such as autosomal dominant retinitis pigmentosa, Alzheimer’s disease, and cystic fibrosis. The loss of vision associated with Dry AMD is thought to be caused by the destructive effects of the misfolded protein and debris aggregates likes lipofuscin. Autophagy is a cellular process by which cellular protein aggregates and dysfunctional organelles like mitochondria are degraded. If methods for increasing autophagy were available, they might enhance the elimination of misfolded proteins, and eliminate the destructive effects associated with their accumulation. These compounds may mitigate retinal degeneration, particularly retinal and macular degeneration as demonstrated in experiments demonstrating their ability of preserving healthy cells at the back of the eye.
     Our licensed technology from the University of Florida Research Foundation also includes small molecules that can recruit bone marrow-derived stem cells to the eye. These drug candidates may be administered intraocularly or systemically. Our lead compound induces the expression of a potent cytokine that causes the recruitment of stem cells to various organs including the eye. Clinical studies have shown that elderly patients have reduced levels of bone marrow-derived stem cells in their circulation. These cells may be mobilized from the bone marrow to enter the systemic circulation for recruitment to the retina. Using our compounds, it might be possible to initiate cellular repair of the cell layers at the back of the eye. This type of cellular therapy may represent a practical treatment for Dry AMD and RP.
     Intellectual Property
     We believe that technology innovation is driving breakthroughs in vision healthcare. We have adopted a comprehensive intellectual property strategy which blends the efforts to innovate in a focused manner with the efforts of our business development activities to strategically in-source intellectual property rights.
     We develop, protect and defend our own intellectual property rights as dictated by the developing competitive environment. We value our intellectual property assets and believe we have benefited from early and insightful efforts at understanding the interface between the ophthalmic pathophysiology and the molecular basis of potential pharmaceutical intervention.
     In total, we own or have exclusively licensed more than six issued patents in the United States and three foreign patents, as well as more than 100 U.S., foreign patent applications.
     We have exclusively licensed technology, patents and patent applications from the University of Pennsylvania related to siRNA directed to specific mRNA targets for therapeutic use. These applications include targeting vascular endothelial growth factor (VEGF), hypoxia-inducible factor 1 alpha (HIF-1α), and intracellular adhesion molecules (ICAM), among other therapeutic targets.
     We have exclusively licensed technology, patents and patent applications from Intradigm Corporation related to the treatment of ophthalmic diseases characterized by excessive neovascularization, angiogenesis or leakage and drug delivery technology.
     We have exclusively licensed patent applications from Pathogenics, Inc. related to N-chlorotaurine.
     We have also exclusively licensed U.S. and foreign patent applications from the University of Illinois related to siRNA targeting
TGF-bRII for the treatment of ophthalmic diseases.

     We have exclusively licensed technology and patent applications from the University of Florida Research Foundation related to the use of compounds to treat certain ophthalmic disorders including Dry AMD and RP.
     We also have an option to acquire an exclusive license in the field of ophthalmic diseases in humans to an additional five U.S. patents, one U.S. patent application, as well as five foreign patents and ten foreign patent applications related to syk-kinase.
     Licenses and Collaborative Relationships
     Our strategy is to develop a portfolio of product candidates through a combination of internal development and external partnerships. Collaborations are key to our strategy and we continue to build relationships and forge partnerships with companies both inside and outside of ophthalmology. Over the past 36 months, we have completed strategic deals with the Trustees of the University of Pennsylvania, the University of Illinois, the University of Florida Research Foundation, Intradigm Corporation, and Pathogenics, Inc. We have also entered into an option agreement to acquire exclusive licenses in the field of ophthalmology from ZaBeCor Pharmaceutical Company.
     The Trustees of the University of Pennsylvania: In March 2003, we entered into two world-wide exclusive license agreements with The Trustees of the University of Pennsylvania (the “University of Pennsylvania”) to commercialize siRNA targeting VEGF, HIF-1α, ICAM and other therapeutic targets. In consideration for the licenses, we are obligated to make certain milestone payments to the University of Pennsylvania. We also agreed to pay the University of Pennsylvania earned royalties based on the number of products we sell that use the inventions claimed in the licensed patents. We agreed to use commercially reasonable efforts to develop, commercialize, market and sell such products covered by the license agreements.
     The term of the agreements is for the later of the expiration or abandonment of the last patent or ten years after the first commercial sale of the first licensed product. We may terminate either of the agreements upon sixty days’ prior written notice. The University of Pennsylvania may terminate either of the agreements if we are more than ninety days late in a payment owed to the University of Pennsylvania, we breach the agreements and do not cure within ninety days after receiving written notice from the University of Pennsylvania, if we become insolvent or we are involved in bankruptcy proceedings.
     Intradigm Corporation: In June 2005, we entered into a license and collaboration agreement with Intradigm Corporation (“Intradigm”) for intellectual property covering the treatment of ophthalmic diseases characterized by excessive neovascularization, angiogenesis or leakage. Under the terms of the agreement, we have agreed to develop a topical siRNA pursuant to a mutually agreeable research and development plan under the direction of a joint development committee (JDC). Each party agreed to commit personnel, equipment, and resources to perform its obligations under the research and development plan.
     After the topical siRNA compound is selected by the JDC, we are obligated to use commercially reasonable efforts to obtain regulatory approval for the topical siRNA in the United States and any foreign country we choose, at our sole discretion and sole expense. We are also obligated to use commercially reasonable efforts to market, distribute and sell the topical siRNA in the United States and any selected foreign country. We have agreed to pay to Intradigm certain milestone payments upon the achievement of specified milestones and royalty payments on all net sales of the topical siRNA and other licensed products.
     The term of the agreement is twenty years, unless earlier terminated in accordance with the agreement. Either party may terminate upon mutual written consent, upon written notice by a party if the other party dissolves or enters into bankruptcy or insolvency proceedings, or upon ninety days prior written notice of a material breach of the agreement without cure.
     Pathogenics, Inc.: In April 2006, we entered into a world wide license agreement with Pathogenics, Inc. (“Pathogenics”) to commercialize N-chlorotaurine for the treatment of ophthalmic disease or infection. We were also granted non-exclusive rights to all data resulting from a Phase I clinical trial with N-chlorotaurine in Austria. We agreed to use commercially reasonable efforts to develop and commercialize the licensed product, including commercially reasonable efforts to initiate pre-clinical activities necessary to file an IND with the U.S. Food and Drug Administration, or FDA, to initiate a Phase I clinical trial for N-chlorotaurine for an ophthalmic indication. Pathogenics will have a non-exclusive right to such information for the treatment of non-ophthalmic diseases or infections.
     We are obligated to pay to Pathogenics certain milestone payments and royalty payments on net sales of licensed products. We are also obligated to pay Pathogenics an annual minimum payment if the total payments made for such year are less than a specified minimum amount. The term of the agreement is for the shorter of twenty years or the last to expire of the Pathogenics intellectual property. We may terminate the agreement for any reason upon written notice. The agreement may be terminated upon mutual written consent of the parties, by either party upon written notice if either party dissolves or is involved in a bankruptcy or insolvency proceeding or upon ninety days prior written notice if the other party is in material breach and fails to cure.
     The Board of Trustees of the University of Illinois: In August 2006, we entered into an exclusive world wide license agreement with The Board of Trustees of the University of Illinois (the “University of Illinois”) to commercialize intellectual property related to ophthalmic siRNA targeting TGF-bRII for the treatment of ophthalmic disease. The license agreement obligates us to pay to the University of Illinois certain milestone payments and royalty payments on all net sales of licensed products and an annual license fee payment.
     ZaBeCor Pharmaceutical Company: In June 2006, we entered into a material transfer agreement with ZaBeCor Pharmaceutical Company, LLC (“ZaBeCor”) under which ZaBeCor provided us with instructions to make a certain siRNA therapeutic directed to syk-kinase and granted us the right to evaluate the potential use of the siRNA derived therapeutic for the treatment of ophthalmic diseases in humans for the period of one year. We were also granted a one-year option to acquire an exclusive license to certain of ZaBeCor’s patents related to the siRNA therapeutic for the therapy of ophthalmic diseases in humans. If we enter into the license agreement, we will be obligated to pay to ZaBeCor certain milestone payments in cash and common stock and royalty payments on all net sales of licensed products.
     University of Florida Research Foundation. In April 2006, we entered into three world-wide exclusive license agreements with the University of Florida Research Foundation. The license agreements obligate us to pay to University of Florida Research Foundation royalty payments on all net sales of licensed products. We agreed to use our commercially reasonable activities to commercialize products. The technology licensed from the University of Florida Research Foundation includes autophagy inducing compounds which are designed to enhance the elimination of misfolded proteins, and eliminate the destructive effects associated with their accumulation, compounds that affect important intracellular pathways which lead to the accumulation of properly folded mutant proteins and potential drug candidates that are designed to recruit stem cells which may aid in delaying or reversing the damage at the back of the eye associated with several retinal diseases including Dry AMD and RP. The term of each of the agreements is for the earlier of the date that no licensed patent remains an enforceable patent or the payment of earned royalties under the agreement once begun, ceases for more than two calendar quarters. We may terminate any of the agreements upon sixty days’ prior written notice. The University of Florida Research Foundation may terminate any of the agreements if we are more than sixty days late, after written demand for a payment owed to the University of Florida Research Foundation, if we breach the agreements and do not cure within sixty days after receiving written notice from the University of Florida Research Foundation or if we become involved in bankruptcy proceedings.
     Concurrent with the license agreement, we entered into a sponsored research agreement with the University of Florida pursuant to which the University of Florida, under the supervision of Dr. Shalesh Kaushal, our Chief Scientific Officer, conducts research on our behalf, under the technologies licensed to us from the University of Florida Research Foundation. The research agreement obligates us to pay to the University of Florida a total of $1,500,000, payable in bi-annual payments of $250,000. Pursuant to this research agreement, we were granted the first option to obtain a royalty-bearing license to any intellectual property developed by the University of Florida pursuant to this research agreement, on the same terms and conditions as the licenses outlined above. The term of the agreement is for three years expiring on April 7, 2009 and may be extended upon mutual agreement of the parties. Either party may terminate this agreement upon ninety days prior written notice to the other or immediately if the other party breaches the agreement and does not cure such breach within ninety days after receiving notice of the breach.
     Competition
     The Wet AMD market is highly competitive within the pharmaceutical industry due to the large number of products competing for market share and significant levels of commercial resources being utilized to promote those products. In addition, our ability to compete may be affected because in some cases insurers and other third-parties may seek to encourage the use of less expensive products. This may have the effect of making our products less attractive, from a cost perspective, to buyers. Among the products with which we will directly compete, we expect to differentiate on the basis of enhanced safety and tolerability. Several pharmaceutical and biotechnology companies are actively engaged in research and development related to new treatments for Wet AMD. We cannot predict the basis upon which we will compete with new products marketed by others. Many of our competitors have substantially greater financial, operational, sales and marketing and research and development resources than we have.
     Government Regulation of our Drug Development Activities
     The United States federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Federal Food, Drug, and Cosmetic Act (FDCA), as well as other relevant laws; (ii) the Center for Medicare & Medicaid Services (CMS), which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General (OIG) which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996 (HIPAA). All of the aforementioned are agencies within the Department of Health and Human Services (HHS). Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Department of Veterans Affairs, especially through the Veterans Health Care Act of 1992, the Public Health Service within HHS under Public Health Service Act § 340B (42 U.S.C. § 256b), the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under the Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.
     The testing, manufacture, distribution, advertising and marketing of drug products are subject to extensive regulation by federal, state and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any product that we develop must receive all relevant regulatory approvals or clearances, as the case may be, before it may be marketed in a particular country.
     The regulatory process, which includes overseeing preclinical studies and clinical trials of each pharmaceutical compound to establish its safety and efficacy and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years, requires the expenditure of substantial resources, and gives larger companies with greater financial resources a competitive advantage over us. Delays or terminations of clinical trials that we undertake would likely impair our development of product candidates. Delays or terminations could result from a number of factors, including stringent enrollment criteria, slow rate of enrollment, size of patient population, having to compete with other clinical trials for eligible patients, geographical considerations and others.
     The FDA review process can be lengthy and unpredictable, and we may encounter delays or rejections of our applications when submitted. Generally, in order to gain FDA approval, we must first conduct preclinical studies in a laboratory and in animal models to obtain preliminary information on a compound and to identify any safety problems. The results of these studies are submitted as part of an IND application that the FDA must review before human clinical trials of an investigational drug can commence.
     Clinical trials are normally done in three sequential phases and generally take two to five years or longer to complete. Phase I consists of testing the drug product in a small number of humans, normally healthy volunteers, to determine preliminary safety and tolerable dose range. Phase II usually involves studies in a limited patient population to evaluate the effectiveness of the drug product in humans having the disease or medical condition for which the product is indicated, determine dosage tolerance and optimal dosage and identify possible common adverse effects and safety risks. Phase III consists of additional controlled testing at multiple clinical sites to establish clinical safety and effectiveness in an expanded patient population of geographically dispersed test sites to evaluate the overall benefit-risk relationship for administering the product and to provide an adequate basis for product labeling. Phase IV clinical trials may be conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication.
     After completion of clinical trials of a new drug product, FDA and foreign regulatory authority marketing approval must be obtained. Assuming that the clinical data support the product’s safety and effectiveness for its intended use, a New Drug Application (NDA) is submitted to the FDA for its review. Generally, it takes one to three years to obtain approval. If questions arise during the FDA review process, approval may take a significantly longer period of time. The testing and approval processes require substantial time and effort and we may not receive approval on a timely basis, if at all, or the approval that we receive may be for a narrower indication than we had originally sought, potentially undermining the commercial viability of the product. Even if regulatory approvals are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, we also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.
     None of our products under development has been approved for marketing in the United States or elsewhere. We may not be able to obtain regulatory approval for any such products under development in a timely manner, if at all. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude us, or our licensees or marketing partners, from marketing our products, or limit the commercial use of our products, and thereby would have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors—The results of previous clinical trials may not be predictive of future results, and our current and planned clinical trials may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities.”
     Manufacturing
     We have no manufacturing facilities and we currently do not intend to build manufacturing facilities of our own in the foreseeable future. We have entered into agreements with various third parties for the formulation and manufacture of our clinical supplies. These suppliers and their manufacturing facilities must comply with FDA regulations, current good laboratory practices, or cGLPs, and current good manufacturing practices, or cGMPs. We plan to outsource the manufacturing and formulation of our clinical supplies.
     Sales & Marketing
     We currently do not have sales or marketing personnel. In order to commercialize any products that are approved for commercial sale, we must either build a sales and marketing infrastructure or collaborate with third parties with sales and marketing experience. We may build our own sales and marketing infrastructure to market some of our product candidates targeting retinal specialists either in certain regions or collaborate with a company established in this industry to market and sell our products, if approved.
     Employees
     As of March 31, 2007, we have 17 full-time employees, 7 of who hold advanced degrees. We plan to add to our headcount in key functional areas that will allow us to further the development of our product candidates. None of our employees are represented by a collective bargaining agreement.
Glossary of Terms
“ACU-HHY-011” is an siRNA targeting HIF-1α, believed to be the most important transcription factor involved in the cellular response to hypoxia, a key step in the neovascularization process which occurs in Wet AMD.
“ACU-NCT-001” is a proprietary formulation of the N-chloro derivative of the amino acid taurine (referred to herein as NCT).
“ACU-XSP-001” is an siRNA that silences the syk-kinase gene, a key cell-signaling molecule that has been shown to be central in initiating critical elements of the inflammatory response in a number of disease models.
“AMD” is Age Related Macular Degeneration.
“Bevasiranib” is a small interfering RNA (siRNA) therapeutic targeting vascular endothelial growth factor.
“Cand5 Anti-VEGF RNAi Evaluation (CARE study)” is our 129 patient Phase II clinical study in patients with predominantly and minimally classic Wet AMD.
“CNV” is choroidal neovascularization.
“Dry AMD” is dry age-related macular degeneration.
“dsRNA” is synthetic double stranded RNA.
“HIF-1α” is hypoxia-inducible factor 1 alpha.
“ICAM” is intracellular adhesion molecules.
“R.A.C.E.™ Trial — Phase II Clinical Trial for DME” is the RNAi Assessment of bevasiranib in Diabetic Macular Edema, or R.A.C.E.™.
“RP” is retinitis pigmentosa.
“RPE” is retinal pigment epithelial.
“VEGF” is a vascular endothelial growth factor which we are developing as an intravitreal injection for the treatment of Wet AMD.
“Wet AMD” is wet age-related macular degeneration.

Item 1A. Risk Factors.
     An investment in our company involves a significant level of risk. Investors should carefully consider the risk factors described below together with the other information included in this Current Report on Form 8-K. If any of the risks described below occurs, or if other risks not identified below occur, our business, financial condition, and results of operations could be materially adversely affected.
     We have a history of operating losses and we do not expect to become profitable in the near future.
     We are a clinical-stage biopharmaceutical company with a limited operating history. Our Froptix and Acuity subsidiaries are not profitable and have incurred losses in each year since their inception. We do not anticipate that we will generate revenue from the sale of products for the foreseeable future. We have not yet submitted any products for approval by regulatory authorities and we do not currently have rights to any product candidates that have been approved for marketing in our territory. We continue to incur research and development and general and administrative expenses related to our operations. Our net loss for our Acuity subsidiary for the years ended December 31, 2006, 2005 and 2004 was $11,092,000, $10,100,000, and $5,382,000, respectively. Our net loss for our Froptix subsidiary for the period ended December 31, 2006 was $877,000. As of December 31, 2006, we had an accumulated deficit of $57,050,000. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our research activities and conduct development of, and seek regulatory approvals for, our product candidates, and prepare for and begin to commercialize any approved products. If our product candidates fail in clinical trials or do not gain regulatory approval, or if our product candidates do not achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.
     Our technologies are in an early stage of development and are unproven.
     We are engaged in the research and development of pharmaceutical products to employ various technologies as therapies for ophthalmic diseases. The effectiveness of our technologies are not well-known in, or accepted generally by, the clinical medical community. There can be no assurance that we will be able to successfully employ our technologies as therapeutic solutions for any ophthalmic disease. Our failure to establish the efficacy of our technologies would have a material adverse effect on our business.
     Our drug research and development activities may not result in commercially viable products.
     Our product candidates are in various stages of development and are prone to the risks of failure inherent in drug development. We will need to complete significant additional clinical trials before we can demonstrate that our product candidates are safe and effective to the satisfaction of the FDA and other non-U.S. regulatory authorities. Clinical trials are expensive and uncertain processes that take years to complete. Failure can occur at any stage of the process, and successful early clinical trials do not ensure that later clinical trials will be successful. Product candidates in later-stage trials may fail to show desired efficacy and safety traits despite having progressed through initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials.

     We are highly dependent on the success of our lead product candidate, bevasiranib, and we cannot give any assurance that it will receive regulatory approval or be successfully commercialized.
     Bevasiranib has been studied in a Phase II clinical trial for the treatment of Wet AMD, and we plan to study bevasiranib in Phase III clinical trials. Our Phase III clinical trials may not be successful, and bevasiranib may never receive regulatory approval or be successfully commercialized. Our clinical development program for bevasiranib may not receive regulatory approval if we fail to demonstrate that it is safe and effective in clinical trials and consequently fail to obtain necessary approvals from the FDA, or similar non-U.S. regulatory agencies, or if we have inadequate financial or other resources to advance bevasiranib through the clinical trial process. Even if bevasiranib receives regulatory approval, we may not be successful in marketing it for a number of reasons, including the introduction by our competitors of more clinically-effective or cost-effective alternatives or failure in our sales and marketing efforts. Any failure to obtain approval of bevasiranib and successfully commercialize it would have a material and adverse impact on our business.
     The results of previous clinical trials may not be predictive of future results, and our current and planned clinical trials may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities.
     Positive results from pre-clinical studies and early clinical trials should not be relied upon as evidence that later-stage or large-scale clinical trials will succeed. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that future clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and other non-U.S. regulatory authorities despite having progressed through initial clinical trials.
     Further, our product candidates may not be approved even if they achieve their primary endpoints in Phase III clinical trials or registration trials. The FDA or other non-U.S. regulatory authorities may disagree with our trial design and our interpretation of data from pre-clinical studies and clinical trials. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comment on a protocol for a pivotal Phase III clinical trial that has the potential to result in FDA approval. In addition, any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials. In addition, the FDA or other non-U.S. regulatory authorities may not approve the labeling claims necessary or desirable for the successful commercialization of our product candidates.
     We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.
     We are advancing multiple product candidates through clinical development. We will need to raise substantial additional capital to continue our clinical development and commercialization activities.
     Our future funding requirements will depend on many factors, including but not limited to:
•	our need to expand our research and development activities;

•	the rate of progress and cost of our clinical trials;

•	the costs associated with establishing a sales force and commercialization capabilities;

•	the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

•	the costs and timing of seeking and obtaining FDA and other non-U.S. regulatory approvals;

•	our ability to maintain, expand and defend the scope of our intellectual property portfolio;

•	our need and ability to hire additional management and scientific and medical personnel;

•	the effect of competing technological and market developments;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

•	the economic and other terms and timing of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.
     Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs.
     If our competitors develop and market products that are more effective, safer or less expensive than our future product candidates, our commercial opportunities will be negatively impacted.
     The life sciences industry is highly competitive, and we face significant competition from many pharmaceutical, biopharmaceutical and biotechnology companies that are researching and marketing products designed to address Wet AMD and other ophthalmic diseases. We are currently developing therapeutics that will compete with other drugs and therapies that currently exist or are being developed. Products we may develop in the future are also likely to face competition from other drugs and therapies. Many of our competitors have significantly greater financial, manufacturing, marketing and drug development resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing and in obtaining regulatory approvals for drugs. These companies also have significantly greater research and marketing capabilities than we do. Some of the pharmaceutical companies we expect to compete with include Genentech, OSI Pharmaceuticals, Pfizer, Novartis, Alcon, Allergan and B&L. In addition, many universities and private and public research institutions may become active in ophthalmic disease research.
     We believe that our ability to successfully compete will depend on, among other things:
•	the results of our clinical trials;

•	our ability to recruit and enroll patients for our clinical trials;

•	the efficacy, safety and reliability of our product candidates;

•	the speed at which we develop our product candidates;

•	our ability to commercialize and market any of our product candidates that may receive regulatory approval;

•	our ability to design and successfully execute appropriate clinical trials;

•	the timing and scope of regulatory approvals;

•	adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

•	our ability to protect intellectual property rights related to our products;

•	our ability to have our partners manufacture and sell commercial quantities of any approved products to the market; and

•	acceptance of future product candidates by physicians and other health care providers.
     If our competitors market products that are more effective, safer or less expensive than our future product candidates, if any, or that reach the market sooner than our future product candidates, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete or less competitive.
     Our drug development activities could be delayed or stopped.
     We do not know whether our other planned clinical trials will be completed on schedule, or at all, and we cannot guarantee that our planned clinical trials will begin on time or at all. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:
•	limited number of, and competition for, suitable patients with the particular types of ophthalmic disease required for enrollment in our clinical trials;

•	limited number of, and competition for, suitable sites to conduct our clinical trials;

•	delay or failure to obtain FDA approval or agreement to commence a clinical trial;

•	delay or failure to obtain sufficient supplies of the product candidate for our clinical trials;

•	requirements to provide the drugs required in our clinical trial protocols at no cost, which may require significant expenditures that we are unable or unwilling to make;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or investigators; and

•	delay or failure to obtain institutional review board, or IRB, approval to conduct a clinical trial at a prospective site.
     The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:
•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy evidenced during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols; and

•	inability to monitor patients adequately during or after treatment.
     Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us. Any failure or significant delay in completing clinical trials for our product candidates could materially harm our financial results and the commercial prospects for our product candidates.
     The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our product candidates.
     The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug products are subject to extensive regulation by the FDA and other non-U.S. regulatory authorities, which regulations differ from country to country. We are not permitted to market our product candidates in the United States until we receive approval of an NDA from the FDA. We have not submitted an application for or received marketing approval for any of our product candidates. Obtaining approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA, non-U.S. regulatory authorities or other applicable U.S. and non-U.S. regulatory requirements may, either before or after product approval, if any, subject our company to administrative or judicially imposed sanctions, including:
•	restrictions on the products, manufacturers or manufacturing process;

•	warning letters;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to approve pending NDAs or supplements to approved NDAs.
     Regulatory approval of an NDA or NDA supplement is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the drug approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional pre-clinical studies and clinical trials. The number of pre-clinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including:
•	a drug candidate may not be deemed safe or effective;

•	FDA officials may not find the data from pre-clinical studies and clinical trials sufficient;

•	the FDA might not approve our third-party manufacturer’s processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.
     Failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed.
     We may encounter delays or rejections if we are unable to recruit and enroll enough patients to complete clinical trials. Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the trial. We have experienced, and expect to experience in the future, delays in patient enrollment in our clinical trials. Any such delays in planned patient enrollment in the future may result in increased costs, which could harm our ability to develop products.
     Even if we obtain regulatory approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues.
     Once regulatory approval has been granted, the approved product and its manufacturer are subject to continual review. Any approved product may only be promoted for its indicated uses. In addition, if the FDA and/or other non-U.S. regulatory authorities approve any of our product candidates, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements. We and the manufacturers of our products are also required to comply with cGMP regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory agencies must approve these manufacturing facilities before they can be used to manufacture our products, and these facilities are subject to ongoing regulatory inspection. If we fail to comply with the regulatory requirements of the FDA and other non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:
•	restrictions on the products, manufacturers or manufacturing process;

•	warning letters;

•	civil or criminal penalties or fines;

•	injunctions;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	suspension or withdrawal of regulatory approvals;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to approve pending NDAs or supplements to approved NDAs.
     In addition, the FDA and other non-U.S. regulatory authorities may change their policies and additional regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we would likely not be permitted to market our future product candidates and we may not achieve or sustain profitability.
     Even if we receive regulatory approval to market our product candidates, the market may not be receptive to our products.
     Even if our product candidates obtain regulatory approval, resulting products may not gain market acceptance among physicians, patients, health care payors and/or the medical community. We believe that the degree of market acceptance will depend on a number of factors, including:
•	timing of market introduction of competitive products;

•	safety and efficacy of our product;

•	prevalence and severity of any side effects;

•	potential advantages or disadvantages over alternative treatments;

•	strength of marketing and distribution support;

•	price of our future product candidates, both in absolute terms and relative to alternative treatments; and

•	availability of coverage and reimbursement from government and other third-party payors.
     If our future product candidates fail to achieve market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability.
     The coverage and reimbursement status of newly approved drugs is uncertain, and failure to obtain adequate coverage and adequate reimbursement could limit our ability to market any future product candidates we may develop and decrease our ability to generate revenue from any of our existing and future product candidates that may be approved.
     There is significant uncertainty related to the third-party coverage and reimbursement of newly approved drugs. The commercial success of our existing and future product candidates in both domestic and international markets will depend in part on the availability of coverage and adequate reimbursement from third-party payors, including government payors, such as the Medicare and Medicaid programs, managed care organizations, and other third-party payors. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and, as a result, they may not cover or provide adequate payment for our existing and future product candidates. These payors may conclude that our future product candidates are less safe, less effective or less cost-effective than existing or later introduced products, and third-party payors may not approve our future product candidates for coverage and reimbursement. The failure to obtain coverage and adequate reimbursement for our existing and future product candidates or health care cost containment initiatives that limit or restrict reimbursement for our existing and future product candidates may reduce any future product revenue.
     If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates.
     We will need to expand and effectively manage our managerial, operational, financial, development and other resources in order to successfully pursue our research, development and commercialization efforts for our existing and future product candidates. Our success depends on our continued ability to attract, retain and motivate highly qualified management and pre-clinical and clinical personnel. The loss of the services of any of our senior management could delay or prevent the commercialization of our product candidates. We do not maintain “key man” insurance policies on the lives of these individuals or the lives of any of our other employees. We employ these individuals on an at-will basis and their employment can be terminated by us or them at any time, for any reason and with or without notice. We will need to hire additional personnel as we continue to expand our research and development activities and build a sales and marketing function.
     We have scientific and clinical advisors who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.
     We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements in a timely fashion or at all and our business may be harmed as a result.
     As we evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.
     As we advance our product candidates through clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with such third parties, as well as additional collaborators and suppliers. Maintaining these relationships and managing our future growth will impose significant added responsibilities on members of our management. We must be able to: manage our development efforts effectively; manage our clinical trials effectively; hire, train and integrate additional management, development, administrative and sales and marketing personnel; improve our managerial, development, operational and finance systems; and expand our facilities, all of which may impose a strain on our administrative and operational infrastructure.
     Furthermore, we may acquire additional businesses, products or product candidates that complement or augment our existing business. Integrating any newly acquired business or product could be expensive and time-consuming. We may not be able to integrate any acquired business or product successfully or operate any acquired business profitably. Our future financial performance will depend, in part, on our ability to manage any future growth effectively and our ability to integrate any acquired businesses. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company.
     If we fail to acquire and develop other products or product candidates at all or on commercially reasonable terms, we may be unable to diversify or grow our business.
     We intend to continue to rely on in-licensing as the source of our products and product candidates for development and commercialization. The success of this strategy depends upon our ability to identify, select and acquire pharmaceutical product candidates. Proposing, negotiating and implementing an economically viable product acquisition or license is a lengthy and complex process. We compete for partnering arrangements and license agreements with pharmaceutical and biotechnology companies and academic research institutions. Our competitors may have stronger relationships with third parties with whom we are interested in collaborating and/or may have more established histories of developing and commercializing products. As a result, our competitors may have a competitive advantage in entering into partnering arrangements with such third parties. In addition, even if we find promising product candidates, and generate interest in a partnering or strategic arrangement to acquire such product candidates, we may not be able to acquire rights to additional product candidates or approved products on commercially reasonable terms that we find acceptable, or at all.
     We expect that any product candidate to which we acquire rights will require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and other non-U.S. regulatory authorities. All product candidates are subject to the risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. Even if the product candidates are approved, we cannot be sure that they would be capable of economically feasible production or commercial success.
     We rely on third parties to manufacture and supply our product candidates.
     We do not own or operate manufacturing facilities for clinical or commercial production of our product candidates. We have no experience in drug formulation or manufacturing, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale. We believe we currently have, or can access, sufficient supplies of bevasiranib to conduct and complete our planned Phase III clinical trials. If our manufacturing partners are unable to produce bevasiranib in the amounts that we require, we may not be able to establish a contract and obtain a sufficient alternative supply from another supplier on a timely basis and in the quantities we require. We expect to continue to depend on third-party contract manufacturers for the foreseeable future.
     Our product candidates require precise, high quality manufacturing. Any of our contract manufacturers will be subject to ongoing periodic unannounced inspection by the FDA and other non-U.S. regulatory authorities to ensure strict compliance with current Good Manufacturing Practice, or cGMP, and other applicable government regulations and corresponding standards. If our contract manufacturers fail to achieve and maintain high manufacturing standards in compliance with cGMP regulations, we may experience manufacturing errors resulting in patient injury or death, product recalls or withdrawals, delays or interruptions of production or failures in product testing or delivery, delay or prevention of filing or approval of marketing applications for our products, cost overruns or other problems that could seriously harm our business.
     Any performance failure on the part of our contract manufacturers could delay clinical development or regulatory approval of our product candidates or commercialization of our future product candidates, depriving us of potential product revenue and resulting in additional losses. In addition, our dependence on a third party for manufacturing may adversely affect our future profit margins. Our ability to replace an existing manufacturer may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer before it can begin manufacturing our product candidates. Such approval would require new testing and compliance inspections. It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all.

     We currently have limited marketing staff and no sales or distribution organization. If we are unable to develop our sales and marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.
     We currently have limited marketing and no sales or distribution capabilities. If our product candidates are approved, we intend to establish our sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. With respect to our existing and future product candidates, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue is likely to be lower than if we directly marketed or sold our products. In addition, any revenue we receive will depend in whole or in part upon the efforts of such third parties, which may not be successful and are generally not within our control. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our existing and future product candidates. If we are not successful in commercializing our existing and future product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.
     Independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely.
     We will depend on independent clinical investigators to conduct our clinical trials. Contract research organizations may also assist us in the collection and analysis of data. These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time that they devote to products that we develop. If independent investigators fail to devote sufficient resources to the development of product candidates, or if their performance is substandard, it will delay the approval and commercialization of any products that we develop. Further, the FDA requires that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. If our independent clinical investigators and contract research organizations fail to comply with good clinical practice, the results of our clinical trials could be called into question and the clinical development of our product candidates could be delayed. Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with good clinical practice procedures could adversely affect the clinical development of our product candidates and harm our business.
     The success of our business may be dependent on the actions of our collaborative partners.
     An element of our strategy may be to enter into collaborative arrangements with established multinational pharmaceutical companies which will finance or otherwise assist in the development, manufacture and marketing of products incorporating our technology. We anticipate deriving some revenues from research and development fees, license fees, milestone payments and royalties from collaborative partners. Our prospects, therefore, may depend to some extent upon our ability to attract and retain collaborative partners and to develop technologies and products that meet the requirements of prospective collaborative partners. In addition, our collaborative partners may have the right to abandon research projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed-upon research terms. There can be no assurance that we will be successful in establishing collaborative arrangements on acceptable terms or at all, that collaborative partners will not terminate funding before completion of projects, that our collaborative arrangements will result in successful product commercialization or that we will derive any revenues from such arrangements. To the extent that we are not able to develop and maintain collaborative arrangements, we would need substantial additional capital to undertake research, development and commercialization activities on our own.
     If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.
     Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from unlawfully using our inventions and proprietary information. However, we may not hold proprietary rights to some patents required for us to commercialize our proposed products. Because certain U.S. patent applications are confidential until patents issue, such as applications filed prior to November 29, 2000, or applications filed after such date which will not be filed in foreign countries, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over those applications. For this and other reasons, we may be unable to secure desired patent rights, thereby losing desired exclusivity. If licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we challenge the validity, enforceability or infringement of the third party patent or otherwise circumvent the third party patent.
     Our strategy depends on our ability to rapidly identify and seek patent protection for our discoveries. In addition, we will rely on third-party collaborators to file patent applications relating to proprietary technology that we develop jointly during certain collaborations. The process of obtaining patent protection is expensive and time-consuming. If our present or future collaborators fail to file and prosecute all necessary and desirable patent applications at a reasonable cost and in a timely manner, our business will be adversely affected. Despite our efforts and the efforts of our collaborators to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.
     The issuance of a patent does not guarantee that it is valid or enforceable. Any patents we have obtained, or obtain in the future, may be challenged, invalidated, unenforceable or circumvented. Moreover, the United States Patent and Trademark Office ( the “USPTO”) may commence interference proceedings involving our patents or patent applications. Any challenge to, finding of unenforceability or invalidation or circumvention of, our patents or patent applications would be costly, would require significant time and attention of our management and could have a material adverse effect on our business. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by biotechnology and pharmaceutical companies.
     Our pending patent applications may not result in issued patents. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, the enforceability or scope of our owned or licensed patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection for our pending patent applications, those we may file in the future, or those we may license from third parties, including the University of Pennsylvania, the University of Illinois, the University of Florida Research Foundation, Intradigm, and Pathogenics.
     While we believe that our patent rights are enforceable, we cannot assure you that any patents that have issued, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, thus allowing others to more effectively compete with us. Therefore, any patents that we own or license may not adequately protect our product candidates or our future products.
     If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.
     In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we will seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of their relationships with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also generally provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions.
     Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.
     We will rely heavily on licenses from third parties.
     Many of the patents and patent applications in our patent portfolio are not owned by us, but are licensed from third parties. For example, we rely on technology licensed from the University of Pennsylvania, the University of Illinois, the University of Florida Research Foundation, Intradigm and Pathogenics. Such license agreements give us rights for the commercial exploitation of the patents resulting from the patent applications, subject to certain provisions of the license agreements. Failure to comply with these provisions could result in the loss of our rights under these license agreements. Our inability to rely on these patents and patent applications which are the basis of our technology would have a material adverse effect on our business.

     We license patent rights to certain of our technology from third party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.
     We have obtained licenses from the University of Pennsylvania, the University of Illinois, the University of Florida Research Foundation, Intradigm and Pathogenics. that are necessary or useful for our business. In addition, we intend to enter into additional licenses of third party intellectual property in the future.
     Our success will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property and, in particular, those patents to which we have secured exclusive rights in our field. Our licensors may not successfully prosecute the patent applications which are licensed to us. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we have licensed, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.
     Some jurisdictions may require us to grant licenses to third parties. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.
     Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.
     Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.
     Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms, if at all. If licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we challenge the validity, enforceability or infringement of the third party patent or circumvent the third party patent, which would be costly and would require significant time and attention of our management. Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing products using our technology. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.
     Additionally, RNA interference is a relatively new scientific field that has generated many different patent applications from organizations and individuals seeking to obtain important patents in the field. These applications claim many different methods, compositions and processes relating to the discovery, development and commercialization of RNAi therapeutics. Because the field is so new, very few of these patent applications have been fully processed by government patent offices around the world, and there is a great deal of uncertainty about which patents will issue, when, to whom, and with what claims. It is likely that there will be significant litigation and other proceedings, such as interference and opposition proceedings in various patent offices, relating to patent rights in the RNAi field. Others may attempt to invalidate our intellectual property rights. Even if our rights are not directly challenged, disputes among third parties could impact our intellectual property rights.
     If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our product development and commercialization efforts.
     Third parties may sue us for infringing their patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of proprietary rights of others. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. Furthermore, in connection with our third-party license agreements, we generally have agreed to indemnify the licensor for costs incurred in connection with litigation relating to intellectual property rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.
     If any parties successfully claim that our creation or use of proprietary technologies infringes upon their intellectual property rights, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.
     The Medicare prescription drug coverage legislation and future legislative or regulatory reform of the health care system may affect our ability to sell our products profitably.
     In the United States, there have been a number of legislative and regulatory proposals, at both the federal and state government levels, to change the healthcare system in ways that could affect our ability to sell our products profitably, if approved. For example, the Medicare Prescription Drug and Modernization Act of 2003 (referred to as the “MMA”), went into effect on January 1, 2006 and has changed the types of drugs covered by Medicare, and the methodology used to determine the price for such drugs. Our business could be harmed by the MMA, by the possible effect of this legislation on amounts that private payors will pay and by other healthcare reforms that may be enacted or adopted in the future.
     We are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business. Any cost containment measures or other health care system reforms that are adopted could have a material adverse effect on our ability to commercialize our existing and future product candidates successfully.

     Failure to obtain regulatory approval outside the United States will prevent us from marketing our product candidates abroad.
     We intend to market certain of our existing and future product candidates in non-U.S. markets. In order to market our existing and future product candidates in the European Union and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals. We have had limited interactions with non-U.S. regulatory authorities, and the approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more non-U.S. regulatory authorities does not ensure approval by regulatory authorities in other countries or by the FDA. The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain non-U.S. regulatory approvals on a timely basis, if at all. We may not be able to file for non-U.S. regulatory approvals and may not receive necessary approvals to commercialize our existing and future product candidates in any market.
     Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.
     We intend to seek approval to market certain of our existing and future product candidates in both the United States and in non-U.S. jurisdictions. If we obtain approval in one or more non-U.S. jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product. In some countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our existing and future product candidates to other available therapies. If reimbursement of our future product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.
     Our business may become subject to economic, political, regulatory and other risks associated with international operations.
     Our business is subject to risks associated with conducting business internationally, in part due to a number of our suppliers being located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:
•	difficulties in compliance with non-U.S. laws and regulations;

•	changes in non-U.S. regulations and customs;

•	changes in non-U.S. currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

•	negative consequences from changes in tax laws; and

•	difficulties associated with staffing and managing foreign operations, including differing labor relations.

     The market price of our common stock may fluctuate significantly.
     The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:
•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	developments in the biotechnology industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.
     Further, the stock market in general, and the market for biotechnology companies in particular, has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might be worse if the trading volume of our common stock is low.
     Some or all of the “restricted” shares of our common stock issued to former stockholders of Froptix and Acuity in connection with the Mergers or held by other of our stockholders may be offered from time to time in the open market pursuant to an effective registration statement or Rule 144, and these sales may have a depressive effect on the market for our common stock.
     Trading of our common stock is limited and trading restrictions imposed on us by applicable regulations and by lockup agreements we have entered into with our principal shareholders may further reduce our trading, making it difficult for our stockholders to sell their shares.
     Trading of our common stock is currently conducted on the National Association of Securities Dealers, Inc.’s, OTC Bulletin Board, or “OTC BB.” The liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but also as it may be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all.
     Approximately 68% of the outstanding shares of our common stock (including outstanding shares of our preferred stock on an as converted basis) are subject to lockup agreements which limit sales for a two-year period. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.
     Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.
     Our common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.
     If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.
     Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.
     As of the closing of the Mergers, our directors, executive officers, principal stockholders and affiliated entities beneficially owned, in the aggregate, approximately 65% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.
     Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
     There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the Securities and Exchange Commission and rules promulgated by the American Stock Exchange, the other national securities exchanges and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, Chief Executive Officer and Chief Accounting Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

Item 2. Financial Information.
     The following selected financial data of eXegenics should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for eXegenics” and the Company’s financial statements and the notes to those statements and other financial information appearing elsewhere in this Report and in the Company's Form 10-K for the year ending December 31, 2006.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Statement of Operations Data
Revenue	$—	$—	$—	$13,000	$562,000
Research and development	—	—	—	154,000	3,948,000
General and administrative expenses	1,117,000	1,438,000	2,051,000	2,938,000	4,770,000
Expenses related to strategic redirection	—	—	—	653,000	864,000
Merger, tender offers and consent solicitation expenses	—	—	—	2,233,000	2,010,000

Operating loss	(1,117,000)	(1,438,000)	(2,051,000)	(5,965,000)	(11,030,000)
Gain on disposition	—	—	—	—	4,000
Gain on sale of investments (net)	—	1,064,000	—	—	—
Interest income	469,000	190,000	127,000	174,000	686,000
Interest expense	—	(2,000)	(2,000)	(2,000)	(18,000)

Loss before tax benefit	(648,000)	(186,000)	(1,926,000)	(5,793,000)	(10,358,000)
Tax benefit	—	—	—	—	—

Net Loss	(648,000)	(186,000)	(1,926,000)	(5,793,000)	(10,358,000)
Preferred stock dividend	(238,000)	(234,000)	(223,000)	(207,000)	(169,000)
Net loss attributable to common stockholders	$(886,000)	$(420,000)	$(2,149,000)	$(6,000,000)	$(10,527,000)

Basic and diluted loss per common share	$(0.04)	$(0.03)	$(0.13)	$(0.38)	$(0.67)

	December 31,
	2006	2005	2004	2003	2002
Balance Sheet Data
Total assets	$8,752,000	$9,000,000	$10,071,000	$11,342,000	$17,515,000
Working capital	8,078,000	8,723,000	9,829,000	10,296,000	15,924,000
Stockholders’ equity	$8,078,000	$8,723,000	$9,832,000	$10,304,000	$16,074,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EXEGENICS
     The following discussion should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included with this Current report and in the Company’s Report on Form 10-K for the year ended December 31, 2006. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations of eXegenics” section of this Current Report contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. When used herein, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to our management or us are intended to identify such forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Historical operating results are not necessarily indicative of the trends in operating results for any future period.
     The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to investments, intangible assets, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Overview
     Immediately prior to the consummation of the Mergers, eXegenics had no business operations. eXegenics was formerly known as Cytoclonal Pharmaceutics, Inc. and was involved in the research, creation and development of drugs for the treatment and prevention of cancer and infectious diseases. Historically, eXegenics operated as a drug discovery company, exploiting new enabling technologies to advance and shorten the new drug development cycle. Commencing in 2003, eXegenics began terminating its research and related activities. Since then, all of our scientific staff and administrative positions have been eliminated and all of our research and development activities have been terminated. As such, eXegenics was a holding company with a portfolio of marketable securities and no operations.
     Since the termination of operations, the board of directors of eXegenics and management have been focused on redeploying the remaining residual assets of eXegenics. The board established a committee — the Business Opportunities Search Committee — to study strategic direction and identify potential business opportunities. The objective of eXegenics was to redeploy its assets and actively pursue new business opportunities.
     On February 9, 2007, eXegenics completed its sale of 19,440,491 shares of eXegenics common stock, constituting approximately 51% of the issued and outstanding shares of eXegenics capital stock, on a fully diluted basis, to a small group of investors led by The Frost Group, LLC, a private equity firm controlled by Dr. Phillip Frost, our chief executive officer and chairman, and Dr. Jane Hsiao and Steve Rubin, two of our directors. The stock sale was made pursuant to the terms of a previously announced stock purchase agreement dated August 14, 2006, as amended as of November 30, 2006. The investors paid eXegenics an aggregate purchase price of $8,613,000 at the closing, which is subject to adjustment based on eXegenics stockholders’ equity at the closing.
Critical Accounting Policies
     We believe the following critical accounting policies affect management’s more significant judgments and estimates used in the preparation of our financial statements.
     We consider all non-restrictive, highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents. Investments consist of equity securities and are classified as available for sale and reported at their fair values. The realized gains and losses from these investments are reported in current earnings. Unrealized gains and losses from these securities are reported as a separate component of stockholders’ equity and excluded from current earnings.
     In May 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Statement Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Adoption of the provisions of SFAS 154 did not have a material effect on our financial condition.
     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We do not expect the interpretation will have a material impact on our financial condition.
     In September 2006, the FASB issued statement No. 157, “Fair Value Measurements”, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. We have not yet determined the impact of this Statement on its financial condition.
     We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize deferred tax assets in the future in excess of its net recorded amount, an adjustment to the net deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the net deferred tax asset would be charged to income in the period such determination was made.

Results of Operations
Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 31, 2005
     Revenues
     eXegenics recognized $0 from license, research and development revenues during fiscal 2006 and 2005. There was no license, research and development revenue as a result of eXegenics’ exit from the drug discovery business and termination of related research and development activities. eXegenics had no operations in 2006.
     Research and Development Expenses
     eXegenics incurred research and development expenses of $0 during fiscal 2006 and fiscal 2005. This was a result of eXegenics’ exit from the drug discovery business and termination of related research and development activities.
     General and Administrative Expenses
     General and administrative expenses for fiscal 2006 were $1,117,000 compared to $1,438,000 for fiscal 2005, a decrease of $321,000 or 22%. General and administrative expenses decreased primarily as a result of the reduction in payroll and related expenses. Significant variances in fiscal 2006, compared to fiscal 2005, were as follows: headcount related expenses, primarily salaries, travel and entertainment, health insurance, employee relations and office expenses declined by $288,000; investor and public relations expense declined by $5,000; insurance, primarily directors and officers liability insurance expense declined by $78,000; audit fees declined by $49,000; leased equipment expenses declined by $46,000; board of director travel expenses declined by $4,000 and miscellaneous expenses declined $86,000. The decrease in general and administrative expenses was partially offset by the following: a $180,000 increase in legal expenses (primarily attributable to the increase in the reserve for on ongoing litigation with Dr. Labidi), an increase in professional consulting fees of $25,000 and a $30,000 increase in board of director compensation.
     Merger, Tender Offers and Consent Solicitation Expenses
     In 2006 and 2005, eXegenics incurred no expenses related to failed merger, tender offers and consent solicitation activities. In 2006, in anticipation of the transactions completed by the Stock Purchase Agreement previously discussed, eXegenics incurred approximately $56,000 in legal, accounting and other related costs.
     Expenses Related to Terminating the Drug Discovery Operations
     As a result of eXegenics’ decision to terminate its drug discovery operations, in fiscal 2006 and 2005 we incurred no costs associated with expenses from terminated operations. No expenses were recognized in 2006 or 2005 for eXegenics’ strategic redirection.
     Interest Income
     Interest income for fiscal 2006 was $469,000 as compared to $190,000 for fiscal 2005, an increase of $279,000 or 68%. The increase in interest income was due to higher interest rates.

     Other Income and Expenses
     Other income and expenses was $0 during fiscal 2006 and a profit of $1,062,000 during fiscal 2005. The decrease was due to the appreciation and sale, by eXegenics of Javelin Pharmaceuticals, Inc. common stock in 2005.
     Net Loss
     eXegenics incurred net losses of $648,000 during fiscal 2006 and $186,000 during fiscal 2005. The increase in net loss of $462,000 or 60% is a result of the aforementioned sale of investments in 2005. Net loss per common share for fiscal 2006 was $0.04 and for fiscal 2005 was $0.03.
Fiscal Year Ended December 31, 2005 Compared to Fiscal Year Ended December 31, 2004
     Revenues
     eXegenics recognized $0 from license, research and development revenues during fiscal 2005 and 2004. There was no license, research and development revenue as a result of eXegenics’ exit from the drug discovery business and termination of related research and development activities. There were no operations in 2005.
     Research and Development Expenses
     eXegenics incurred research and development expenses of $0 during fiscal 2005 and fiscal 2004. This was a result of eXegenics exit from the drug discovery business and termination of related research and development activities.
     General and Administrative Expenses
     General and administrative expenses for fiscal 2005 were $1,438,000 compared to $2,051,000 for fiscal 2004, a decrease of $613,000 or 42%. General and administrative expenses decreased primarily as a result of the termination of drug discovery operations. Significant variances in fiscal 2005, compared to fiscal 2004, were as follows: professional consulting fees declined by $60,000; headcount related expenses, primarily salaries, travel and entertainment, health insurance, employee relations and office expenses declined by $210,000; investor and public relations expense declined by $44,000; insurance, primarily directors and officers liability insurance expense declined by $435,000, primarily as a result of a change in insurance carriers; tax expense, mainly franchise tax, declined by $49,000; legal fees declined by $61,000; leased equipment declined by $60,000; board of directors fees and travel expenses declined by $110,000; and audit fees declined by $35,000. The increase of $250,000 is for the reserve established in connection with the lawsuit with Dr. Labidi, which reserve reflects a reasonable estimate of eXegenics’ obligations to pay under the judgment; and an increase of $201,000 for the allowance recorded against the subscriptions receivable reflects eXegenics’ uncertainty as to its collectability.
     Merger, Tender Offers and Consent Solicitation Expenses
     In 2005 and 2004, eXegenics recognized an aggregate of $0 in expenses related to merger, tender offers and consent solicitation activities.

     Expenses Related to Terminating the Drug Discovery Operations
     As a result of eXegenics’ decision to terminate its drug discovery operations, in fiscal 2005 and 2004 eXegenics incurred $0 and $5,000, respectively, in costs associated with expenses from terminated operations. Cash disbursements made during fiscal 2004 against a previously established restructuring reserve included $90,000 for severance payments, $87,000 for terminated operating lease obligations, and $16,000 for equipment and facilities relocation. No expenses were recognized in 2005 and 2004 for eXegenics’ strategic redirection.
     Interest Income
     Interest income for fiscal 2005 was $190,000 as compared to $127,000 for fiscal 2004, an increase of $63,000 or 50%. The increase in interest income was due to higher interest rates and increased investable balances resulting from the appreciation in value and ultimate sale of Javelin Pharmaceuticals, Inc. common stock.
     Other Income and Expenses
     Other income and expenses was a profit of $1,062,000 during fiscal year 2005 and $2,000 during fiscal year 2004. The increase was due to the appreciation and sale by eXegenics of Javelin Pharmaceuticals, Inc. common stock.
     Net Loss
     eXegenics incurred net losses of $186,000 during fiscal 2005 and $1,926,000 during fiscal 2004. The decrease in net loss of $1,740,000 or 90% is a result of the aforementioned sale of investments. Net loss per common share for fiscal 2005 was $0.03 and for fiscal 2004 was $0.13.
Liquidity and Capital Resources
     At December 31, 2006 eXegenics had cash, cash equivalents and investments of approximately $8,596,000. During 2006, eXegenics used approximately $305,000 to fund its operating activities. Restricted cash was pledged as collateral in support of leases of laboratory equipment. In connection with the termination of eXegenics drug discovery research programs, eXegenics repurchased equipment subject to a capital lease agreement. However, in 2003, when eXegenics was in the process of exiting from the drug discovery business, it was not able to terminate its contractual obligations; it was not able to terminate its lease obligations until August 2005. In August 2005, in conjunction with the return of remaining lease obligations, the lessor of this equipment released $175,000 of restricted cash that was pledged as collateral. In addition, in 2005 eXegenics received proceeds of approximately $1,064,000 from the sale of shares of Javelin Pharmaceuticals, Inc common stock. The impact of maintaining its lease obligations through August 2005, was $46,000 in 2005 and $106,000 in 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FROPTIX AND ACUITY
     You should read the following discussion and analysis of the financial condition and results of operations of the Froptix and Acuity subsidiaries of the Company, which now represent our ongoing business operations, together with the financial statements and the related notes appearing at the end of this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
     The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     The following discussion and analysis excludes the impact of eXegenics’ financial condition and results of operations prior to the Mergers because they were not material for any of the periods presented. Specifically, for the years ended December 31, 2006, 2005 and 2004, eXegenics had no revenue, expenses consisting solely of general and administrative expenses (i.e., legal, accounting and other professional fees) in the amount of $1,117,000, $1,438,000 and $2,051,000, respectively, and other income (i.e., amounts earned from investing available cash in a money market account) in the amount of $469,000, $1,252,000 and $125,000, respectively.
     eXegenics’ balance sheet as of December 31, 2006 consisted solely of total current assets equal to $8,752,000 (which consisted of cash and cash equivalents, prepaid expenses and other current assets) and total liabilities equal to $674,000. During these periods, eXegenics had no sources of cash and its sole use of cash was payment of the aforementioned professional fees and other costs associated with complying with eXegenics’ reporting obligations under the rules and regulations promulgated by the SEC and consummating the Mergers with Froptix and Acuity. A discussion of eXegenics financial condition prior to the Mergers is included above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of eXegenics.”
Overview
     We are a clinical-stage biopharmaceutical company focused on the development of innovative therapies for the treatment and prevention of ophthalmic disease. We have concentrated our resources to address ophthalmic disease in large and growing markets by employing a powerful and rapidly progressing technology, known as RNA Interference (RNAi), to develop its lead product candidate, bevasiranib sodium (referred to herein as bevasiranib and formerly known as Cand5). Bevasiranib is a small interfering RNA (siRNA) therapeutic targeting vascular endothelial growth factor (VEGF), which we are developing as an intravitreal injection for the treatment of wet age-related macular degeneration (Wet AMD) and diabetic macular edema (DME).
     Our Froptix and Acuity operating subsidiaries have not generated any revenues from operations, except for interest income. Since its inception in March 2003, Acuity has generated significant losses in connection with the research and development of its technology, including the clinical development of bevasiranib, and has accumulated a deficit equal to $32.7 million. Since its inception on June 23, 2006, Froptix has generated losses in connection with the research and development of its technology and has accumulated a deficit equal to $877,000. Since we do not generate revenue from any of our product candidates, we expect to continue to generate losses in connection with the clinical development of bevasiranib and the research and development activities relating to its technology and other drug candidates. As a result, we believe that our operating losses are likely to be substantial over the next several years. Such losses may fluctuate significantly from quarter to quarter and are expected to increase as we expand our research and development programs, including preclinical studies and clinical trials for our pharmaceutical product candidates under development. We will need to obtain additional funds to finish clinical testing of bevasiranib and to further develop our research and development programs.
Critical Accounting Estimates and Policies
     While our significant accounting policies are more fully described in Note 3 to our financial statements appearing at the end of this Current Report on Form 8-K, we believe that the following accounting policies are the most critical for one to fully understand and evaluate our financial condition and results of operations.
     Impairment of Long-Lived Assets
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of December 31, 2006, management believes that no revision of the remaining useful lives or write-down of long-lived assets is required.
     Stock-Based Compensation
     Before January 1, 2006, Acuity applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations including FASB Interpretation No. 44, (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under the intrinsic-value-based method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.
     Effective January 1, 2006, Acuity, and, effective as of June 23, 2006 (the date of inception) Froptix, adopted SFAS No. 123(R), Share-Based Payments SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25. SFAS No. 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. Acuity had adopted the prospective transition method provided for under SFAS No. 123(R) for private companies and, consequently, did not restate its results from prior periods. Under this transition method, compensation cost recognized in 2006 associated with stock options includes (i) amortization related to all stock option awards granted/modified on or subsequent to January 1, 2006, based on the estimated grant date fair value using the Black-Scholes option-pricing model, and (ii) amortization of the intrinsic value recorded as deferred compensation for options granted prior to January 1, 2006 being accounted for under APB Opinion No. 25. Option awards granted prior to adoption of SFAS No. 123(R) continue to follow the provisions of APB Opinion No. 25 and FIN 44 until modified and or settled.
     Prior to the adoption of SFAS No. 123(R), Acuity presented all tax benefits resulting from the exercise of stock options as operating cash flows in the statements of cash flows. SFAS No. 123(R) requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as financing cash flows. We have sufficient net operating loss carryforwards to generally eliminate cash payments for income taxes. Therefore, no cash has been retained as a result of excess tax benefits relating to share based payments made to directors and employees.
Results of Operation
Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
     Revenues
     Neither Acuity nor Froptix had any revenues for the year ended December 31, 2006 or since inception.
     Research and Development Expenses
     Research and development expenses were $8,534,000 for the years ended December 31, 2006, an increase of $52,000, or 1% from $8,482,000 for the year ended December 31, 2005.
     General and Administrative Expenses
     General and administrative expenses were $3,073,000 for the year ended December 31, 2006, an increase of $1,384,000, or 82%, from $1,689,000 for the year ended December 31, 2005. The increase was principally due to stock-based compensation.
     Financial Expenses and Income
     Total net interest expense was $361,000 for the year ended December 31, 2006, compared to net interest income of $71,000 for the year ended December 31, 2005. The decrease resulted primarily from the lower balance of cash and cash equivalents held by Acuity during such periods and the incurrence by Acuity of interest expense in connection with the amortization of the warrant costs associated with the Acuity convertible notes.
Year Ended December 31, 2005 compared to Year Ended December 31, 2004
     Revenues
     Acuity had no revenues for the year ended December 31, 2005.

     Research and Development Expenses
     Research and development expenses were $8,482,000 for the year ended December 31, 2005, an increase of $4,879,000, or 135%, from $3,603,000 for the year ended December 31, 2004. The increase related to an increase in costs associated with the clinical trial expenses of Acuity during 2005.
     General and Administrative Expenses
     General and Administrative expenses were $1,689,000 for the year ended December 31, 2005, an increase of $349,000, or 26%, from $1,340,000 for the year ended December 31, 2004.
     Financial Expenses and Income
     Total net interest income was $71,000 for the year ended December 31, 2005, compared to net interest expense of $439,000 for the year ended December 31, 2004. The decrease resulted primarily from the higher balance of cash and cash equivalents held by Acuity during 2005.
Liquidity and Capital Resources
     As a result of its significant research and development expenditures and the lack of any approved products to generate product sales revenue, Acuity has not been profitable and has generated operating losses since its inception. From inception through December 31, 2006, Acuity has funded its operations primarily with proceeds equal to $1.3 million from the sale of common stock, $1.5 million from the sale of Series A preferred stock, $16.4 million from the same of Series B preferred stock, $1,000,000 from the sale of convertible notes and $4,000,000 from the issuance of a term note. Froptix has also not been profitable and has generated operating losses since its inception. From inception through December 31, 2006, Froptix has funded its operations primarily with proceeds equal to $639,000 from the sale of common stock.
     On March 27, 2007, in connection with the Mergers, the Company entered into a line of credit agreement with The Frost Group, LLC, a Florida limited liability company controlled by certain of our directors. The line of credit provides the Company with the right to draw up to $12,000,000 in available funds for working capital and to fund operations. The Company assumed the $4,000,000 previously drawn on the line of credit by Acuity and has an additional $8,000,000 available for borrowing. The Company pays interest of 10% on borrowing made under the line of credit.
     Immediately following consummation of the Mergers, the Company has $16,250,000 in cash and cash equivalents and access to an additional $8,000,000 under the assumed line of credit.
Funding Requirements
     We expect to incur losses from operations for the foreseeable future. We expect to incur increasing research and development expenses, including expenses related to the hiring of personnel and additional clinical trials. We expect that general and administrative expenses will also increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being an operating public company in the United States, including the costs of directors’ and officers’ insurance, investor relations programs, and increased professional fees. Our future capital requirements will depend on a number of factors, including the continued progress of its research and development of product candidates, the timing and outcome of clinical trials and regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending, and enforcing patent claims and other intellectual property rights, the acquisition of licenses to new products or compounds, the status of competitive products, the availability of financing, and our success in developing markets for our product candidates.
     We do not anticipate that we will generate product revenues for at least the next several years. In the absence of additional funding, we expect continuing operating losses to result in increases in our cash used in operations over the next several years. To the extent that our capital resources are insufficient to meet our future capital requirements, we will need to finance our future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. We currently have no commitments for future external funding other than as described above. We may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate, and we may decide to raise additional funds even before we need them if the conditions for raising capital are favorable.
     We may seek to sell additional equity or debt securities or obtain a bank credit facility. The sale of additional equity or debt securities may result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Additional equity or debt financing, grants, or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our planned commercialization efforts or obtain funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently.
Contractual Obligations
     The following table summarizes our principal contractual obligations immediately upon consummation of the Mergers.

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term Debt Obligations (1)	$8,000,000	$1,667,000	$6,333,000	—	—
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations (2)	356,000	59,000	210,000	87,000	—
Research License Agreement Obligations (3)	5,125,000	575,000	1,050,000	2,100,000	1,400,000
Purchase Obligations (4)	144,000	144,000	—	—	—
Total	$13,625,000	$2,445,000	$7,593,000	$2,187,000	$1,400,000

(1)	Our long-term debt obligations referred to in the table above are amounts that are required to be paid under our term loan with Horizon Technology Funding Company LLC and our line of credit with The Frost Group, LLC.

(2)	Includes remaining lease payments for lab equipment and Morristown, New Jersey office space.

(3)	Includes minimum annual payments under Pathogenics and the University of Illinois licensing agreements and the University of Florida research agreement.

(4)	Includes open purchase orders.
     The preceding table does not include information with respect to the following contractual obligations because the amounts of the obligations are currently not determinable: contractual obligations in connection with clinical trials, which are payable on a per-patient basis, royalty obligations, which are payable based on the sales levels of some of our biopharmaceutical products and milestone payments which are payable upon the achievement of certain conditions.
Off-Balance Sheet Arrangements
     We have no off-balance sheet arrangements as of December 31, 2006 and 2005 and as of the consummation of the Mergers.
Quantitative and Qualitative Disclosures About Market Risk
     In the normal course of doing business we are exposed to the risks associated with foreign currency exchange rates and changes in interest rates. We do not engage in trading market risk sensitive instruments or purchasing hedging instruments or “other than trading” instruments that are likely to expose us to significant market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk.
     Our exposure to market risk relates to our cash and investments and to our borrowings. We maintain an investment portfolio of money market funds and qualified purchaser funds. The securities in our investment portfolio are not leveraged, and are, due to their very short-term nature, subject to minimal interest rate risk. We currently do not hedge interest rate exposure. Because of the short-term maturities of our investments, we do not believe that a change in market rates would have a significant negative impact on the value of our investment portfolio.
     The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we invest our excess cash in debt instruments of the U.S. Government and its agencies, bank obligations, repurchase agreements and high-quality corporate issuers, and, by policy, restrict our exposure to any single corporate issuer by imposing concentration limits. To minimize the exposure due to adverse shifts in interest rates, we maintain investments at an average maturity of generally less than one month.

Item 3. Properties.
     Our principal corporate office is now located at 4400 Biscayne Blvd, Suite 900, Miami, Florida. We rent this space from Frost Real Estate Holdings, LLC which is a company controlled by Dr. Phillip Frost, our chief executive officer and chairman.
     We currently lease approximately 4,000 square feet of lab and office space in Philadelphia, Pennsylvania. This facility includes corporate offices and laboratory space and is rented on a month-to-month basis. Administrative services, preclinical research and development, project management, and pharmacology are all based at the Philadelphia, PA location. We also currently lease approximately 2,000 square feet of office space in Morristown, New Jersey. Clinical Research and Development are based at the Morristown, New Jersey location.
     We have an office located at 1250 Pittsford-Victor Road, Building 200, Suite 280, Pittsford, New York 14534 that consists of approximately 500 square feet of office space. The Company sublets this office space from RFG Associates, a general partnership in which John A. Paganelli, our interim chief executive officer and secretary of the Company, is a partner. Monthly rent is $625 and the sublease may be terminated by either party upon thirty (30) days notice. We have provided notice of our intention to terminate this lease. eXegenics paid an aggregate of $10,000 in rent expenses in fiscal 2006.

Item 4. Security Ownership of Certain Beneficial Owners and Management.
     The following tables set forth information, as of the closing date of the Mergers, regarding beneficial ownership of our common stock to the extent known to us by:
•	Each person who is known by us to own beneficially more than 5% of our common stock;

•	Each director;

•	Our Chief Executive Officer and our three most highly compensated officers other than our Chief Executive Officer who served in such capacities in 2006 (collectively, the “Named Executive Officers”); and

•	All of our directors and Named Executive Officers collectively.
     Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.
     For purposes of these tables, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 30, 2007 have been exercised. The percentage of outstanding common shares have been calculated based upon 113,116,350 shares of common stock outstanding on March 30, 2007.
Security Ownership of Certain Beneficial Owners

			Percentage of
Title of	Name and Address of		Outstanding Common
Class	Beneficial Owner	Number of Shares	Shares
Common Stock	The Frost Group, LLC (1)
	4400 Biscayne Blvd.
	Suite 1500
	Miami, Florida 33137	20,286,704	17.93%

Common Stock	Frost Gamma Investments Trust (2)
	4400 Biscayne Blvd.
	Suite 1500
	Miami, Florida 33137	66,047,216	58.39%

Common Stock	Johnson and Johnson Development
	Corporation (3)
	One Johnson & Johnson Plaza
	New Brunswick, NJ 08933	16,125,775	14.26%

Common Stock	Psilos Group Partners II-S (4)
	625 Avenue of the Americas
	4th Floor
	New York, NY 10011	11,284,283	9.98%

(1)	The Frost Group, LLC holds 15,490,546 shares of the Company’s common stock, warrants to purchase 6,487 shares of the Company’s Series C Preferred Stock, convertible into 648,700 shares of the Company’s common stock. The Frost Group, LLC also holds 4,147,458 warrants to purchase common stock.

(2)	The Frost Gamma Investments Trust holds 36,518,923 shares of the Company’s common stock and warrants to purchase 9,241,589 shares of common stock. The number of shares included above also includes 12,697,601 shares of Common Stock, warrants to purchase 3,399,671 shares of common stock and warrants to purchase 5,317 shares of the Company’s Series C preferred stock, convertible into 531,700 shares of the Company’s common stock, owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Frost Gamma Investments Trust disclaims beneficial ownership of these shares of common stock, except to the extent of any pecuniary interest therein.

(3)	Johnson and Johnson Development Corporation holds 129,736 shares of the Company’s Series C preferred stock, convertible into 12,973,600 shares of the Company’s common stock. Johnson and Johnson Development Corporation also holds 2,949,141 warrants to purchase common stock and 203,034 options to purchase shares of common stock.

(4)	Psilos Group Partners II-S holds 90,815 shares of the Company’s Series C preferred stock, convertible into 9,081,500 shares of the Company’s common stock. Psilos Group Partners II SBIC also holds 2,064,399 warrants to purchase common stock and 138,384 options to purchase shares of common stock.
Security Ownership of Directors and Named Executive Officers

					Percentage of
					Common
					Shares
					Assuming
					Conversion of
					all Outstanding
					Series C
		Number of		Percentage of	Preferred Stock
Title of	Name of	Outstanding Shares		Outstanding	into Common
Class	Beneficial Owner	Beneficially Owned		Common Shares	Stock
Common Stock	Phillip Frost, M.D.	66,047,216	(1)	58.39%	41.57%
Common Stock	Jane H. Hsiao, Ph.D., MBA	14,540,724	(2)	12.85%	9.15%
Common Stock	David Eichler	11,284,283	(3)	9.98%	7.10%
Common Stock	Steven D. Rubin	5,132,021	(4)	4.54%	3.23%
Common Stock	Dale Pfost, Ph.D.	4,753,246	(5)	4.20%	2.99%
Common Stock	Samuel Reich	1,373,539	(6)	1.21%	0.86%
Common Stock	Michael Reich	649,145	(7)	*	*
Common Stock	Denis O’Shaughnessy, Ph.D.,	194,066	(8)	*	*
Common Stock	Robert Baron	186,339	(9)	*	*
Common Stock	John A. Paganelli	155,000	(10)	*	*
Common Stock	Adam Logal	16,216	(11)	*	*
Common Stock	Richard A. Lerner, M.D.	—		—	—
Common Stock	Melvin L. Rubin, M.D.	—		—	—
Common Stock	All Executive Officers and Directors as a group (12
	persons)	104,267,256		92.18%	65.63%

*	less than 1%.

(1)	The number of shares beneficially owned by Dr. Frost includes shares of common stock and warrants to purchase shares of common stock held by or beneficially owned by Frost Gamma Investments Trust, of which Frost Gamma Limited Partnership is the sole and exclusive beneficiary. Dr. Frost is one of two limited partners of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. The Frost Gamma Investments Trust holds 36,518,923 shares of the Company’s common stock and warrants to purchase 9,241,589 shares of common stock. The number of shares included above also includes 15,490,546 shares of common stock, warrants to purchase 4,147,458 shares of common stock and warrants to purchase 6,487 shares of the Company’s Series C preferred stock, convertible into 648,700 shares of the Company’s common stock, owned directly by The Frost Group, LLC. Frost

(2)	Dr. Hsiao is a member of The Frost Group, LLC. Dr. Hsiao disclaims beneficial ownership of the securities held by The Frost Group, except to the extent of her pecuniary interest therein.

(3)	Includes 11,145,899 shares and warrants and 138,384 options that are exercisable as of March 30, 2007 or will become exercisable on or before May 30, 2007 and which are held by Psilos Group Partners II-S, LP, an entity with which Mr. Eichler is affiliated. Mr. Eichler disclaims beneficial ownership of all such shares, warrants and options.

(4)	Mr. Rubin is a member of The Frost Group, LLC. Mr. Rubin disclaims beneficial ownership of the securities held by The Frost Group, except to the extent of his pecuniary interest therein.

(5)	Includes 1,543,961 shares which are the subject of stock options that are exercisable as of March 30, 2007 or will become exercisable on or before May 30, 2007.

(6)	Includes 837,968 shares which are the subject of stock options that are exercisable as of March 30, 2007 or will become exercisable on or before May 30, 2007. Excludes 330,254 shares beneficially owned by Ilana K. Reich, of which Mr. Samuel J. Reich disclaims beneficial ownership.

(7)	Includes 256,875 shares which are the subject of stock options that are exercisable as of March 30, 2007 or will become exercisable on or before May 30, 2007.

(8)	Includes 194,066 shares which are the subject of stock options that are exercisable as of March 30, 2007 or will become exercisable on or before May 30, 2007.

(9)	Includes 55,000 shares which are the subject of stock options that are exercisable as of March 30, 2007 or will become exercisable on or before May 30, 2007.

(10)	Includes 55,000 shares which are the subject of stock options that are exercisable as of March 30, 2007 or will become exercisable on or before May 30, 2007.

(11)	Includes 16,216 shares which are the subject of stock options that are exercisable as of March 30, 2007 or will become exercisable on or before May 30, 2007.

Item 5. Directors and Executive Officers.
     The following table sets forth information concerning our executive officers and directors, including their ages, as of March 31, 2007:

Name	Age	Title
Phillip Frost, M.D.	70	Chief Executive Officer and Chairman of the Board
Dale Pfost, Ph.D.	49	President
Samuel J. Reich	32	Executive Vice President and Secretary
Denis O’Shaughnessy, Ph.D.	56	Senior Vice President of Clinical Development
Adam Logal	29	Executive Director of Finance, Chief Accounting Officer and Treasurer
John A. Paganelli	72	Director
David A. Eichler	36	Director
Michael Reich	63	Director
Jane H. Hsiao, Ph.D., MBA	59	Director
Steven D. Rubin	46	Director
Robert Baron	66	Director
Richard A. Lerner, M.D.	68	Director
Melvin L. Rubin, M.D.	75	Director
     Phillip Frost, M.D. Dr. Frost became the CEO and Chairman of our board of directors after consummation of the Mergers on March 27, 2007. Dr. Phillip Frost was named the Vice Chairman of the Board of Teva Pharmaceutical Industries, Limited (“Teva”) in January 2006 when Teva acquired IVAX Corporation (“IVAX”). Dr. Frost had served as Chairman of the board of directors and Chief Executive Officer of IVAX Corporation since 1987. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann & Co., Inc., an American Stock Exchange-listed investment banking and securities brokerage firm, in July 2006 and has been a director of Ladenburg Thalmann since March 2005. He serves on the Board of Regents of the Smithsonian Institution, a member of the Board of Trustees of the University of Miami, a Trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center and is Vice Chairman of the Board of Governors of the American Stock Exchange. Dr. Frost is also a director of Protalix BioTherapeutics, Inc., an American Stock Exchange-listed biotech pharmaceutical company, Continucare Corporation, an American Stock Exchange-listed provider of outpatient healthcare and home healthcare services, Northrop Grumman Corp., a New York Stock Exchange-listed global defense and aerospace company, Castle Brands, Inc., an American Stock Exchange-listed developer and marketer of alcoholic beverages, and Cellular Technical Services, Inc., a provider of products and services for the telecommunications industry.
     Dale Pfost, Ph.D. Dr. Dale Pfost became our President after consummation of the Mergers on March 27, 2007. Previously, Dr. Pfost served as the President, CEO and Chairman of Acuity Pharmaceuticals and was one of the members of the founding management team from 2003 through March 2007. Dr. Pfost served as President, CEO and Chairman of Orchid BioSciences from 1996 through 2002 and was the founding CEO. From 1988 until 1996 Dr. Pfost served as President, CEO and Managing Director of Oxford GlycoSciences, where he was the founding CEO. Dr. Pfost was the founder and President of Infitek, Inc. from 1982 through 1984 until it was acquired by SmithKline Beckman where Dr. Pfost served in varying levels of increasing responsibilities through 1988.
     Samuel J. Reich. Mr. Samuel Reich became our Executive Vice President after consummation of the Mergers on March 27, 2007. Prior to joining us, Mr. Reich served as Executive Vice President,

Research and Development and was a co-founder of Acuity. Mr. Reich co-founded Acuity in 2002 where he served in capacities of increasing responsibility from 2002 to March 2007. Prior to founding Acuity, Mr. Reich was a doctoral candidate at the University of Pennsylvania Medical School, where his doctoral research involved recognizing and pioneering the opportunity in RNAi therapeutics for treating ophthalmic diseases from 2001 until 2002.
     John A. Paganelli. Mr. Paganelli served as our Interim Chief Executive Officer and Secretary from June 29, 2005 through the consummation of the Mergers, and Chairman of the eXegenics Board of Directors from December 2003 through the consummation of the Mergers. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Since 1987, Mr. Paganelli has been a partner in RFG Associates, a financial planning organization. Mr. Paganelli is the Managing Partner of Pharos Systems Partners, LLC, a company formed to raise capital to purchase the controlling interest in Pharos Systems International, a software development company. Mr. Paganelli is Chairman of the Board of Pharos Systems International. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. From 1980 to January 2003, Mr. Paganelli was an officer and director-shareholder of Mike Barnard Chevrolet, Inc., an automobile dealership. Mr. Paganelli was on the Board of Directors of Mid Atlantic Medical Services, Inc. from 1999 until 2005. Mid Atlantic was listed on the New York Stock Exchange and through its wholly owned subsidiaries is in the business of selling various forms of health insurance. Mr. Paganelli was also on the Board of Directors of Mid Atlantic’s subsidiary, MAMSI Life and Healthy Insurance Company. Mr. Paganelli holds an A.B. from Virginia Military Institute. In 2005 Mid Atlantic Medical Services, Inc. was acquired by UnitedHealth Group, Inc.
     Denis O’Shaughnessy, Ph.D., Dr. Denis O’Shaughnessy became out Senior Vice President of Clinical Development upon consummation of the Mergers on March 27, 2007. Prior to joining us, Dr. O’Shaughnessy served as Senior Vice President of Clinical Development for Acuity from October 2006 to March 2007. From 2005 to October 2006, Dr. O’Shaughnessy was an independent clinical research consultant. From 2000 to 2005, Dr. O’Shaughnessy was a founding member of Eyetech Pharmaceuticals and served as Senior Vice President of Clinical Development. From 1990 to 2000 Dr. O’Shaughnessy was employed by Hoffmann-La Roche with increasing levels of responsibility, most recently as Director of Clinical Operations. From 1980 through 1990, Dr. O’Shaughnessy served at several pharmaceutical companies in various roles of increasing responsibility most recently as Head of Clinical Research for Celltech Ltd.
     Adam Logal . Mr. Logal became out Director of Finance and Chief Accounting Officer after consummation of the Mergers on March 27, 2007. Prior to joining the Company, Mr. Logal served in various finance capacities at Nabi Biopharmaceuticals, most recently as Sr. Director, Accounting and Reporting. From March 2006 to June 2006, Mr. Logal served as Chief Financial Officer, Chief Accounting Officer and Treasurer and from November 2002 to June 2006 Mr. Logal served in various roles of increasing responsibility within the Finance Department. Prior to Nabi Biopharmaceuticals, Mr. Logal served from May 2001 to November 2002 as a tax accountant at Spherion Corporation, a recruiting and staffing company. From November 2000 to May 2001, Mr. Logal served as a staff accountant for Dunn & Co., CPAs PA, a public accounting firm.
Board of Directors
     Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as a director of the Company since February 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006, when Teva acquired IVAX. Dr. Hsiao served as IVAX’s Chief Technical Officer since 1996, and as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, since 1998. From 1992 until 1995, Dr. Hsiao served as IVAX’s Chief Regulatory Officer and

Assistant to the Chairman. Dr. Hsiao served as Chairman and President of DVM Pharmaceuticals from 1998 through 2006 and is also a director of Protalix BioTherapeutics, Inc., an American Stock Exchange-listed biotech pharmaceutical company, and Cellular Technical Services Company, Inc., a provider of products and services for the telecommunications industry.
     Steven D. Rubin. Mr. Rubin has served as a director of the Company since February 2007. Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006. Prior to joining IVAX, Mr. Rubin was Senior Vice President, General Counsel and Secretary with privately held Telergy, Inc., a provider of business telecommunications and diverse optical network solutions, from early 2000 to August 2001. In addition, he was with the Miami law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson from 1986 to 2000, in the Corporate and Securities Department. Mr. Rubin had been a shareholder of that firm since 1991 and a director since 1998. Mr. Rubin currently serves on the board of directors of Dreams, Inc., a vertically integrated licenses sports products company.
     David A. Eichler. Mr. Eichler is a Managing Director of Psilos Group, a New York-based venture capital firm specializing in healthcare investments. Mr. Eichler joined Psilos in 1999 and focuses on investments in the specialty pharmaceutical, medical technology, healthcare services and healthcare IT sectors. Mr. Eichler has served on the board of directors of several Psilos portfolio companies, and has extensive experience as an advisor to senior management on M&A, financial restructuring and capital raising transactions. Mr. Eichler has been a director of Acuity since 2004 and also currently serves as Chairman of Caregiver Services, Inc., a leading provider of in-home care services. Prior to joining Psilos, Mr. Eichler was an investment banker at Wasserstein Perella & Co. where he was a member of the firm’s Healthcare Group.
     Michael Reich. Mr. Michael Reich is a proprietor of a commercial property development company. Previously, Mr. Reich was chief executive officer of Cosrich, Inc., a manufacturer of popularly priced cosmetics and toiletries, including numerous well known brands. Mr. Reich’s area of expertise is in operations, finance and marketing. Prior to the Mergers, Mr. Reich had been a board member of Acuity since 2003.
     Robert A. Baron. Mr. Baron has served on the board of directors of the company since 2003. Previously, Mr. Baron served as the President of Cash City, Inc. from 1999 to 2003. Cash City is a payday advance and check cashing business. From 1997 to 1999 Mr. Baron was the President of East Coast Operations for CSS/TSC, Inc., a distributor of blank t-shirts and fleece and accessories and a subsidiary of Tultex, Inc., a publicly held company. From 1986 to 1997, Mr. Baron was the chairman of T shirt City, Inc., a privately held company. From 1993 to 1997, Mr. Baron was a member of the board of directors of Suburban Bank Corp. When Mr. Baron was on Suburban’s board, its common stock was traded on NASDAQ. Mr. Baron is also a director of Hemobiotech, Inc., a development stage biopharmaceutical company, and Andover Medical, Inc., a medical equipment distributor.
     Richard A. Lerner, M.D. Dr. Lerner has been President of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner serves as director of Kraft Foods, Inc. He is also on the board of directors for Xencor and Intra-Collular Therapies, two privately held biotechnology companies, and serves on the scientific advisory boards of Dyadic, a biotechnology company.
     Melvin L. Rubin, M.D. Dr. Rubin is member of the faculty at the University of Florida Department of Ophthalmology where he holds the titles of Professor and Chairman Emeritus of Ophthalmology and Shaler Richardson Eminent Scholar Emeritus. He has been a member of the University of Florida Department of Ophthalmology faculty since 1963. He has served national ophthalmology on the board of directors and as president of the American Academy of Ophthalmology (the “AAO”)

and later, president of the Foundation of the AAO. He has also been trustee and president of the Association for Research in Vision and Ophthalmology, and on the board of directors and chairman of the American Board of Ophthalmology.
Item 6. Executive Compensation.
     Compensation Discussion and Analysis
     The primary goals of our board of directors with respect to executive compensation will be to attract and retain talented and dedicated executives, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to create incentives which will result in stockholder value creation. To achieve these goals, we plan to form a compensation committee to recommend executive compensation packages to our board of directors that are generally based on a mix of salary, discretionary bonus and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals.
Benchmarking of Cash and Equity Compensation
     We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We have, in the past, conducted an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by peer companies in the pharmaceutical industry of similar size and stage of development. In addition, we have historically taken into account input from other independent members of our board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside our industry.
     We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies.
Elements of Compensation
     We will evaluate individual executive performance with a goal of setting compensation at levels the board or any applicable committee thereof believes are comparable with executives in other companies of similar size and stage of development while taking into account our relative performance and our own strategic goals. The compensation received by our executive officers consists of the following elements:
     Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical industry. Our current senior vice president of clinical development was hired in November 2006 at an annual base salary of $265,000. Our current executive director of finance and chief accounting officer was hired in March 2007 at an annual base salary of $140,000. In connection with the consummation of the Mergers, we increased the base salary of our executive vice president to $210,000.
     Discretionary Annual Bonus. In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and value-creating milestones. Each executive officer is eligible for a discretionary annual bonus up to an amount equal to a specified percentage of such executive officer’s salary.
     Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. We believe that the use of equity and equity-based awards offers the best approach to achieving our compensation goals. We have not adopted formal stock ownership guidelines.
     Our board of directors plans to adopt and implement a new stock incentive plan within the coming months.
     Severance and Change-in-Control Benefits. Certain of our named executive officers are entitled to certain severance and change of control benefits, the terms of which are described below under “—Employment Agreements and Change in Control Arrangements.” We believe these severance and change-in-control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.
     Restricted Stock Grants or Awards. We did not grant any restricted stock or restricted stock awards pursuant to our equity benefit plans to any of our executive officers in the year ended December 31, 2006. However, our compensation committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.
     Other Compensation. We intend to continue to maintain the current benefits and perquisites for our executive officers; however, our compensation committee, in its discretion, may in the future revise, amend or add to the benefits and perquisites of any executive officer if it deems it advisable. The material terms of our employment agreements with our named executive officers are described below under “—Employment Agreements and Change in Control Arrangements.”
Summary Compensation Table
     The following table sets forth a summary for the fiscal year ended December 31, 2006 of the cash and non-cash compensation awarded, paid or accrued by the Company to our Named Executive Officers.

				Stock	Option	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Award(s)($)	Award(s) ($)	Compensation($)		Total($)
John A. Paganelli (1)
Interim Chief Executive Officer	2006	25,000	—	—	810	75,000	(2)	100,810
Phillip Frost, M.D. (3)
Chief Executive Officer	2006	—	—	—	—	—		—
Dale Pfost, Ph.D.
President (4)	2006	280,000	84,000	—	359,982	—		723,982
Adam Logal
Executive Director of Finance and Chief Accounting Officer (5)	2006	—	—	—	—	—		—
Samuel J. Reich
Executive Vice President (6)	2006	172,000	51,600	—	193,470	—		417,070
Denis O’Shaughnessy (7) (8)
Senior Vice President of Clinical Development	2006	47,702	45,520	—	21,564	—		114,786

(1)	Mr. Paganelli served as the Company’s interim Chief Executive Officer from June 29, 2005 and he resigned from this position upon the consummation of the Mergers.

(2)	Includes $75,000 of director fees for Mr. Paganelli.

(3)	Dr. Frost became the Company’s Chief Executive Officer upon consummation of the Mergers.

(4)	Dr. Pfost served as the President and Chief Executive Officer of Acuity prior to the Mergers and was appointed to be the Company’s President on March 29, 2007.

(5)	Mr. Logal served as the Executive Director of Finance and Chief Accounting Officer of Acuity prior to the Mergers and was appointed to be the Company’s Executive Director of Finance, Chief Accounting Officer and Treasurer on March 29, 2007.

(6)	Samuel Reich served as the Executive Vice President of Acuity prior to the Mergers and was appointed to be the Company’s Executive Vice President and Secretary on March 29, 2007.

(7)	Dr. O’Shaughnessy served as the Senior Vice President of Clinical Development of Acuity prior to the Mergers and was appointed to be the Company’s Senior Vice President of Clinical Development on March 29, 2007.

(8)	Dr. O’Shaughnessy commenced employment with Acuity on November 13, 2006.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information with respect to the Named Executive Officers concerning equity awards granted by the Company as of December 31, 2006.

	Option Awards					Stock Awards
	Number of		Number of
	Securities		Securities			Number of Shares or	Market Value of
	Underlying		Underlying			Units of Stock That	Shares or Units of
	Unexercised Options (#)		Unexercised Options (#)	Option Exercise	Option Expiration	Have Not	Stock That Have Not
Name	Exercisable (1)		Unexercisable	Price ($)	Date	Vested (#)	Vested ($)
Phillip Frost, M.D.	—		—	—	—	—	—
Dale Pfost, Ph.D.	77,841		233,524	0.05	01/01/2016	—	—
	90,815		220,550	0.05	11/01/2015	—	—
	608,138		689,223	0.04	02/15/2015	—	—
	225,740	(2)	—	0.04	09/24/2014	—	—
	323,042		107,680	0.04	12/11/2013	—	—
John A. Paganelli	25,947			0.08	07/01/2016
	25,947			0.08	04/01/2016
	25,947			0.08	01/01/2016
Adam Logal	—		—	—	—	—	—
Samuel J. Reich	71,920		215,766	0.05	01/01/2016	—	—
	83,907		203,778	0.05	11/01/2015	—	—
	214,063		242,605	0.04	02/15/2015	—	—
	131,360		102,169	0.04	09/21/2014	—	—
	194,603		64,867	0.04	12/11/2013	—	—
Denis O’Shaughnessy	32,433		745,980	0.06	10/23/2016
	259,471	(3)	—	0.06	10/23/2016

(1)	Except as noted below, all options vest in 48 equal monthly installments beginning on the date of grant.

(2)	This option was fully vested on the grant date.

(3)	This option was fully vested on the grant date.
Director Compensation
     The following table sets forth information with respect to compensation of directors of the Company during fiscal year 2006.

					Nonqualified
				Non-Equity	Deferred
	Fees Earned or Paid		Option	Incentive Plan	Compensation	All Other
	in Cash	Stock Award	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Robert Baron	50,000	—	810	—	—	—	50,810
David A, Eichler	—	—	13,815	—	—	—	13,815
Michael Reich (1)	—	—	46,960	—	—	—	46,960
Steven D. Rubin	—	—	—	—	—	—	—
Jane H. Hsiao, Ph.D.	—	—	—	—	—	—	—

(1)	At December 31, 1006, Michael Reich had outstanding options to purchase 291,644 shares of our Common Stock.
     We are currently considering compensation policies for directors of the Company. In the future, we may adopt a policy of paying independent directors an annual retainer and a fee for attendance at board and committee meetings. We anticipate reimbursing each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.
Employment Agreements and Change in Control Arrangements
     Dale R. Pfost, Ph.D. We are employing Dale R. Pfost as our President. Under his employment agreement, Dr. Pfost receives an annual base salary, subject to increases upon an annual review by our board of directors. Dr. Pfost’s current salary is $280,000. The agreement provides for a discretionary annual bonus based on Dr. Pfost’s performance and our business results as determined by our board of directors. Under the agreement, either we or Dr. Pfost may terminate his employment at any time, subject to continuation of salary payment and benefits for 12 months if we terminate Dr. Pfost’s employment without cause, if Dr. Pfost terminates his employment for good reason or we give Dr. Pfost notice of our intention not to renew the term of the agreement prior to its expiration. The employment period will automatically be extended for one additional year unless either the Company or Dr. Pfost shall have given to the other party written notice of non-extension at least thirty (30) days prior to such anniversary. In addition, all unvested options to acquire shares of the Company’s capital stock will vest immediately upon a change in control.
     Samuel J. Reich. We are employing Samuel J. Reich as our Executive Vice President and Secretary. Under his employment agreement, Mr. Reich receives an annual base salary, subject to increases upon an annual review by our board of directors. Mr. Reich’s current salary is $210,000. The agreement provides for a discretionary annual bonus based on Mr. Reich’s performance and our business results as determined by our board of directors. Under the agreement, either we or Mr. Reich may terminate his employment at any time, subject to continuation of salary payment and benefits for 12 months if we terminate Mr. Reich’s employment without cause, if Mr. Reich terminates his employment for good reason or if we give Mr. Reich notice of our intent not to renew the agreement after the initial year of his employment with the Company. The employment period will automatically be extended for one additional year unless either the Company or Mr. Reich shall have given to the other party written notice of non-extension at least thirty (30) days prior to such anniversary. We have agreed to grant Mr. Reich an option to purchase 500,000 shares of our common stock upon subject to the adoption of and approval by our stockholders of a new equity incentive plan.

     Denis O’Shaughnessy, Ph.D. We are employing Dr. O’Shaughnessy as our Senior Vice President of Clinical Development. We have entered into a severance agreement with Dr. O’Shaughnessy which provides that if terminate his employment without cause during his first year of employment, we are obligated to pay him severance equal to three months salary following termination. The severance period increases by three months after each year of employment up to twelve months. We have also agreed to continue vesting of his options during the applicable severance period.
     Adam Logal. We are employing Adam Logal as our Executive Director of Finance, Chief Accounting Officer and Treasurer. We have agreed to enter into a severance agreement with Mr. Logal to provide that: Mr. Logal will receive four months of paid salary and continued benefits if he is terminated without cause or he reasons for “good reason.” Upon such termination, we have agreed to accelerate the vesting of all unvested stock options granted to Mr. Logal in connection with the commencement of his employment.
     If we terminated our named executive officers without cause or they resigned for good reason on December 31, 2006, we would have to make the payments set forth in the following chart:

	Cash Payments upon
	Termination without
	Cause or
	Resignation for
Name and Principal Position	Good Reason	Vesting of Stock Options
John A. Paganelli (1) Interim Chief Executive Officer	None	None
Phillip Frost, M.D. Chief Executive Officer	None	None
Adam Logal Executive Director of Finance, Chief Accounting Officer and Treasurer	$46,667	389,207
Dale Pfost, Ph.D. President	$280,000	587,702
Samuel J. Reich Executive Vice President and Secretary	$210,000	376,394
Denis O’Shaughnessy Senior Vice President of Clinical Development	$88,333	48,650
Stock Option Plans
     Immediately prior to the closing of the Mergers, Acuity had options to purchase 2,191,619 shares of common stock and options to purchase 141,000 shares of its Series B preferred stock. Immediately prior to the closing of the Mergers, Froptix had options to purchase 65 shares of common stock. Pursuant to the terms of Merger Agreement, we assumed all of the outstanding Froptix and Acuity options and, accordingly, we anticipate issuing 15,810,064 shares of our common stock and 7,317 shares of our Series C preferred stock, which will be convertible into 731,700 shares of our common stock, upon the exercise of such options.
     Immediately prior to the closing of the Mergers, we had outstanding options to purchase 240,000 shares of common stock under our Amended and Restated 2000 Stock Option Plan.

New Incentive Plan to be Adopted
     Our board of directors plans to adopt and implement a new stock incentive plan within the coming months.
Corporate Governance
     The Company currently trades its shares on the National Association of Securities Dealers, Inc.’s, OTC Bulletin Board, or “OTCBB.” Accordingly, we are not required to have an audit, compensation or nominating committee. However, we plan to submit a listing application to list our shares on the American Stock Exchange. We cannot assure you that we will be successful in listing our shares with the American Stock Exchange. We currently monitor developments in the area of corporate governance to ensure we will be in compliance with the standards and regulations required by the American Stock Exchange. A summary of our corporate governance measures follows:
     Independent Directors
     We believe a majority of the members of our board of directors are independent from management. When making determinations from time to time regarding independence, the board of directors will reference the listing standards adopted by the American Stock Exchange as well as the independence standards set forth in the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC under that Act. In particular, our audit committee will periodically evaluate and report to the board of directors on the independence of each member of the Board. Our audit committee will analyze whether a director is independent by evaluating, among other factors, the following:
1.	Whether the member of the board of directors has any material relationship with us, either directly, or as a partner, stockholder or officer of an organization that has a relationship with us;

2.	Whether the member of the board of directors is a current employee of our company or our subsidiaries or was an employee of our company or our subsidiaries within three years preceding the date of determination;

3.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) any of our present internal or external auditors or any affiliate of such auditor, or (ii) any of our former internal or external auditors or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which any of our executive officers serve on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the board of directors receives any compensation from us, other than fees or compensation for service as a member of the board of directors and any committee of the board of directors and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with board of directors or committee membership matters;

6.	Whether an immediate family member of the member of the board of directors is currently or was an executive officer of ours within three years preceding the date of determination;

7.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) any of our present internal or external auditors, or (ii) any of our former internal or external auditors which performed services for us within three years preceding the date of determination; and

8.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which any of our executive officers serve on the compensation committee of another company that concurrently employs the immediate family member of the member of the board of directors as an executive officer.
     The above list is not exhaustive and we anticipate that the audit committee will consider all other factors which could assist it in its determination that a director will have no material relationship with us that could compromise that director’s independence.
     Our non-management directors will hold formal meetings, separate from management, at least two times per year.
     We have no formal policy regarding attendance by our directors at annual stockholders meetings, although we encourage such attendance and anticipate most of our directors will attend these meetings.
     Steven D. Rubin has participated in discussions with our named executive officers regarding their employment agreements and the terms of their employment.
     Personal Loans to Executive Officers and Directors
     We currently prohibit extensions of credit in the form of a personal loan from us to our directors and executive officers.
     Communications with the Board of Directors
     Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with the audit committee. These communications may be confidential or anonymous, and may be mailed, e-mailed, submitted in writing or reported by phone. All of these concerns will be forwarded to the appropriate directors for their review.
Item 7. Certain Relationships and Related Transactions, and Director Independence.
     Jane H. Hsiao and Steven D. Rubin, two of our directors, and a trust controlled by Dr. Phillip Frost, our Chief Executive Officer and Chairman of the board of directors are members of The Frost Group, LLC, an entity which controls approximately 13.3% of our outstanding voting securities. Furthermore, the trust that is a member of the Frost Group owns 39% of our outstanding voting securities and 55.16% of our outstanding common stock. We are parties to a credit agreement with the Frost Group under which we have access to a line of credit with available borrowings of $12.0 million. To date, $4.0 million has been drawn under the line of credit by Acuity prior to the Mergers and the obligation to repay this amount was assumed by us as a result of the Mergers. We are obligated to pay interest at a 10%

annual rate on the borrowings on the line of credit. In connection with the entering into the line of credit, we have granted 4,000,000 warrants to purchase shares of common stock to The Frost Group, LLC.
     Our principal corporate office is now located at 4400 Biscayne Blvd, Suite 900, Miami, Florida. We rent this space from Frost Real Estate Holdings, LLC, which is a company controlled by Dr. Phillip Frost, our chief executive officer and chairman.
     Until a formal policy is established, the independent members of the our board of directors will review and approve all future transactions that would be required to be reported under Item 404(a) of Regulation S-K.
Registration Rights Agreement
     Pursuant to the Merger Agreement, certain of our stockholders are entitled to certain rights with respect to the registration of the shares of our capital stock. Under the terms of these registration rights, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, such holders are entitled to notice of such registration and are entitled to include up to fifty percent (50%) of the shares of our common stock held by such stockholders in the registration.
Item 8. Legal Proceedings.
     None.
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.
     The Registrant’s common stock is traded on the OTCBB under the symbol “EXEG.OB.” We issued 76,610,981 shares of our common stock pursuant to the Mergers and, accordingly, there are currently 113,116,350 shares of common stock outstanding. As of March 29, 2007, the closing price for our common stock was $3.57 per share. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.
     As of the close of business on March 29, 2007, there were approximately 210 holders of record of our common stock.
     We have no plans to declare cash dividends on our common stock in the future and have not declared any thus far during fiscal year 2006 or during the last two completed fiscal years. There are restrictions that limit our ability to declare cash dividends on our common stock. We have agreed not to pay any cash dividends on our common stock pursuant to our loan agreement with Horizon Technology Funding Company LLC. We have also agreed not to declare any dividends on our common stock until we have paid the 2% cumulative dividend on our Series C preferred stock.
Item 10. Recent Sales of Unregistered Securities
     On March 27, 2007, in connection with the Mergers, the Company entered into a $12,000,000 line of credit with The Frost Group, LLC, a Florida limited liability company controlled by certain of our directors. In partial consideration for the line of credit, the Company granted The Frost Group warrants to purchase 4,000,000 shares of our common stock.

     In January 2007, Acuity issued warrants to purchase up to 125,000 shares of Series B preferred stock and warrants to purchase 15,625 shares of its common stock to The First Group in connection with the entry into a $7,000,000 line of credit. The warrants were assumed by us as a result of the Mergers and now represent warrants to purchase 6,487 shares of our Series C preferred stock and 147,458 shares of our common stock.
     During the second quarter of fiscal year 2006, Froptix Corporation issued 905 shares of common stock to a group of private investors in exchange for $639,000 in the aggregate. These shares were converted into 61,775,002 shares of our common stock and warrants to purchase 15,632,969 shares of our common stock in the Mergers.
     In September 2005, Acuity issued warrants to purchase up to 200,000 shares of Series B preferred stock and warrants to purchase 25,000 shares of its common stock to Horizon Technology Funding Company LLC in connection with a loan from Horizon Technology Funding Company LLC to Acuity of $4,000,000. The warrants were assumed by us as a result of the Mergers and now represent warrants to purchase 10,379 shares of our Series C preferred stock and 235,932 shares of our common stock.
     Between September and December 2004, Acuity issued 4,408,839 shares of its Series B preferred stock and warrants to purchase 585,823 shares of common stock in a private placement to a group of investors for $8,203,500. These shares of Acuity Series B preferred stock were converted into 228,792 shares of our Series C preferred stock and warrants to purchase 2,057,288 shares of our Common stock in the Mergers. Furthermore, we assumed the Acuity warrants to purchase shares of Acuity common stock as a result of the Mergers and these warrants now represent warrants to purchase 3,242,788 shares of our common stock.
     Between May and July 2005, Acuity issued 4,408,839 shares of its Series B preferred stock and warrants to purchase 585,823 shares of common stock in a private placement to a group of investors for $8,203,500. These shares of Acuity Series B preferred stock were converted into 228,792 shares of our Series C preferred stock and warrants to purchase 2,057,288 shares of our common stock in the Mergers. Furthermore, we assumed the Acuity warrants to purchase shares of Acuity common stock as a result of the Mergers and these warrants now represent warrants to purchase 3,242,788 shares of our common stock.
     Between December 2003 and January 2004, Acuity issued 742,000 shares of its Series A preferred stock in a private placement to a group of investors for $1,484,000. These shares were converted into 1,925,284 shares of our common stock and warrants to purchase 350 222 shares of our common stock in the Mergers.
     Between March and July 2003, Acuity issued 1,141,015 shares of its common stock in private placements to group of investors for $1,313,189. These shares were converted into 5,921,217 shares of our common stock and warrants to purchase 538,537 shares of our common stock in the Mergers.
     In March 2003, Acuity issued 408,334 shares of common stock to the University of Pennsylvania in a private placement in connection with the entry into two license agreements with Acuity. These shares were converted into 2,119,021 shares of our common stock and warrants to purchase 192,726 shares of our common stock in the Mergers.
     In March 2005, Acuity issued 250,000 shares of common stock to the Intradigm Corporation in a private placement in connection with the entry into a license and collaboration agreement with Acuity. These shares were converted into 1,297,358 shares of our common stock and warrants to purchase 117,995 shares of our common stock in the Mergers.

     We believe that the securities sold in the foregoing transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) or Regulation D of the Securities Act.
     From March 2003 through December 2006, Acuity granted 317,528 shares of stock to its employees, consultants and directors. These shares were converted into 1,647,789 shares of our common stock and warrants to purchase 149,867 shares of our common stock in the Mergers.
     From March 2003 through January 11, 2007, Acuity issued options to approximately 50 employees, consultants, and directors to purchase up to an aggregate total of 2,191,619 of its common shares, which we have assumed in connection with the Mergers and which now represent options to purchase 11,373,186 shares of our common stock. The exercise prices per share ranged from $0.20 to $2.87 prior to the Mergers and have been proportionately adjusted based on the adjustment to the number of shares issuable upon exercise of such options. In September 2004 Acuity issued an option to its president to purchase 141,000 shares of its Series B preferred stock which we have assumed in connection with the Mergers and which now represent options to purchase 7,317 shares of our Series C preferred stock which are convertible into 731,700 shares of our common stock. The exercise price per share was $1.65 prior to the Mergers and has been proportionately adjusted based on the adjustment to the number of shares issuable upon exercise of such options. As of January 11, 2007, options to purchase 29,250 shares of Acuity’s common stock have been exercised by a consultant of Acuity.
     In July 2006, Froptix issued options to one of its founders to purchase up to an aggregate total of 65 of its common shares which we have assumed in connection with the Mergers and which now represent options to purchase 4,436,878 shares of our common stock. The exercise price per share was $706 prior to the Mergers and has been proportionately adjusted based on the adjustment to the number of shares issuable upon exercise of such options.
     No consideration was paid to Acuity or Froptix by any recipient of any of the foregoing options for the grant of such options. We believe that the securities sold in these transactions were exempt from registration under the Securities Act in reliance upon Rule 701 or Regulation D of the Securities Act.

ITEM 11. Description of Registrant’s Securities.
     Our authorized capital stock consists of 225,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.
Common Stock
     Of the authorized common stock, 113,116,350 shares are currently outstanding and are held by approximately 210 record holders. Subject to the prior rights of the holders of any shares of preferred stock currently outstanding or which may be issued in the future, the holders of the common stock are entitled to receive dividends from our funds legally available therefor when, as and if declared by our board of directors, and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights, which means that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.
Preferred Stock
     Our board of directors has the authority, without further action by the holders of the outstanding common stock, to issue preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, as to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. We presently have two series of preferred stock outstanding, designated as Series A convertible preferred stock (the “Series A preferred stock”) and Series C convertible preferred stock (the “Series C preferred stock”). We have no present plans to issue any other series or class of preferred stock. The designations, rights and preferences of the Series A preferred stock and the Series C Preferred Stock are set forth in the certificate of designations of Series A convertible preferred stock and the certificate of designations of Series C convertible preferred stock, each of which has been filed with the Secretary of State of the State of Delaware.
     Series A Preferred Stock
     Of the authorized preferred stock, 4,000,000 shares have been designated Series A preferred stock, 1,083,404 of which are currently issued and outstanding and held by 71 stockholders. Dividends are payable on the Series A preferred stock in the amount of $.25 per share, payable annually in arrears. At the option of our board of directors, dividends will be paid either (i) wholly or partially in cash or (ii) in newly issued shares of Series A preferred stock valued at $2.50 per share to the extent cash dividend is not paid.
     Holders of Series A preferred stock have the right to convert their shares, at their option exercisable at any time, into shares of our common stock on a one-for-one basis subject to anti-dilution adjustments. These anti-dilution adjustments are triggered in the event of any subdivision or combination of our outstanding common stock, any payment by us of a stock dividend to holders of our common stock or other occurrences specified in the certificate of designations relating to the Series A preferred stock. We may elect to convert the Series A preferred stock into common stock or a substantially equivalent preferred stock in the case of a merger or consolidation in which we do not survive, a sale of all or substantially all of our assets or a substantial reorganization of us.
     Each share of Series A preferred stock is entitled to one vote on all matters on which the common stock has the right to vote. Holders of Series A preferred stock are also entitled to vote as a separate class on any proposed adverse change in the rights, preferences or privileges of the Series A preferred stock and any increase in the number of authorized shares of Series A preferred stock. In the event of any liquidation or winding up of the Company, the holders of the Series A preferred stock will be entitled to receive $2.50 per share plus any accrued and unpaid dividends before any distribution to the holders of the common stock and any other class of series of preferred stock ranking junior to it.
     We may redeem the outstanding shares of Series A preferred stock for $2.50 per share (plus accrued and unpaid dividends), at any time.
     Series B Junior Participating Preferred Stock
     Of the authorized preferred stock, 30,000 shares have been designated Series B Junior Participating preferred stock, none of which are currently issued and outstanding.
     Series C Preferred Stock
     Of the authorized preferred stock, 500,000 shares have been designated Series C preferred stock, of which 457,589 are currently issued and outstanding and held by 30 stockholders. Cumulative dividends are payable on the Series C preferred stock in the amount of $1.54 per share when declared by the board of directors.
     Holders of our Series C preferred stock have the right to convert their shares, at their option exercisable at any time, into shares of our common stock on a one hundred-for-one basis subject to anti-dilution adjustments. These anti-dilution adjustments are triggered in the event of any subdivision or combination of our outstanding common stock, any payment by us of a stock dividend to holders of our common stock or other occurrences specified in the certificate of designations relating to the Series C preferred stock.
     The shares of Series C preferred stock will automatically convert into shares of common stock, on a one-hundred-for-one basis (subject to adjustment as noted above), if (a) our common stock trades above $3.83 per share on any of the specified exchanges for ten consecutive days, (b) we raise at least $30,000,000 in proceeds at a per share valuation of at least $1.92, or (c) at least 60% of the holders of the Series C preferred stock so elect.
     Each share of Series C preferred stock is entitled to 100 votes on all matters on which the common stock has the right to vote. Holders of Series C preferred stock are also entitled to vote as a separate class on any proposed adverse change in the rights, preferences or privileges of the Series C preferred stock and any increase in the number of authorized shares of Series C preferred stock. In the event of any liquidation or winding up of the Company or any change of control transaction (including certain mergers and sales of stock or assets), the holders of our Series C preferred stock will be entitled to receive $77.00 per share plus any accrued and unpaid dividends before any distribution to the holders of the other classes of preferred stock or common stock. The Series C preferred stock will be entitled hereafter (and after the payment of any other liquidation preference on any other class or series of preferred stock) to share in our remaining assets on a pro-rata basis with the holders of common stock and any other series or class of participating preferred stock.
     Each holder of Series C preferred stock has a pre-emptive right to purchase a pro rata share of any equity securities offered for sale by us in a private placement transaction for a period of 18 months following the Mergers subject to customary exceptions set forth in the certificate of designations relating to the Series C preferred stock.
Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, our By-Laws and Delaware Law
     Delaware Statute.
     We are subject to Section 203 of the Delaware General Corporation law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•	prior to such date, our board of directors approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

•	on or after the consummation date, the business combination is approved by our board of directors and by the affirmative vote at an annual or special meeting of stockholders holding of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.
     For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is generally a person who, together with affiliates and associates of such person:
•	owns 15% or more of outstanding voting stock; or

•	is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time within the prior three years.
     Certificate of Incorporation and Bylaw Provisions.
     Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that, among others, could have the effect of delaying, deferring, or discouraging potential acquisition proposals and could delay or prevent a change of control of us. The provisions in our certificate of incorporation and bylaws that may have such effect include:
•	Preferred Stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, we could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.
•	Election and Removal of Directors. Directors may be removed by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock of the corporation entitled to vote thereon, voting together as a single class.

•	Stockholder Meetings. Under our certificate of incorporation and bylaws, special meetings of our stockholders may be called only by the vote of a majority of the entire board. Our stockholders may not call a special meeting of the stockholders.

•	Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

ITEM 12. Indemnification of Directors and Officers.
     The Delaware General Corporation Law and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.
     In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.
     The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.
     Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.
     A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Items 3.02. Unregistered Sales of Equity Securities.
     The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.
Item. 5.01. Changes in Control of Registrant.
     As a result of the Mergers described in Item 2.01 to this Current Report on Form 8-K, including the Form 10 disclosures, The Frost Group, LLC which beneficially owned (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) 15,490,546 shares of common stock of the Company, representing 41.27% of the then outstanding voting securities of the Company prior to the Mergers, together with its members, now beneficially own 77,265,548 shares of common stock, representing 48% of now outstanding voting securities of the Company.
     The disclosure set forth in Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated into this item by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The disclosure set forth in Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated into this item by reference.
     Effective as at the closing of the Mergers, Subbarao Uppaluri resigned from the board of directors of eXegenics.
     At the closing of the Mergers, in accordance with our bylaws for filling newly-created board vacancies, our directors appointed David Eichler and Michael Reich to our board of directors. On March 29, 2007, Richard A, Lerner, M.D. and Melvin L. Rubin, M.D. were added to our board of directors. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.
     After the closing of the Mergers, our board of directors appointed the following persons to serve in the offices set forth immediately after their names:

Name	Title
Phillip Frost, M.D.	Chief Executive Officer and Chairman of the Board
Dale R. Pfost, Ph.D.	President
Samuel J. Reich	Executive Vice President
Adam Logal	Executive Director of Finance, Chief Accounting Officer, Treasurer and Secretary
Shalesh Kaushal, M.D., Ph.D.	Chief Scientific Officer
Denis O’Shaughnessy, Ph.D.	Senior Vice President of Clinical Development
     Officers serve at the discretion of our board of directors.
Item 5.06. Change in Shell Company Status.
     The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference. As a result of the completion of the Mergers, we believe we are no longer a Shell Company as that term is defined in Rule 12(b)-2 of the Exchange Act.
Item 9.01. Financial Statements and Exhibits.
     (a) Financial statements of business acquired.
     (b) Pro forma financial information.

INDEX TO FINANCIAL STATEMENTS

Froptix Corporation
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet as of December 31, 2006	F-4
Statement of Operations For the Period From June 23, 2006 (Inception) to December 31, 2006	F-5
Statement of Changes in Stockholders’ Equity For the Period From June 23, 2006 (Inception) to December 31, 2006	F-6
Statement of Cash Flows For the Period From June 23, 2006 (Inception) to December 31, 2006.	F-7
Notes to Consolidated Financial Statements	F-8
Acuity Pharmaceuticals, Inc.
Audited Consolidated Financial Statements
Independent Auditors’ Report	F-15
Balance Sheets, December 31, 2006 and 2005	F-16
Statements of Operations, Years ended December 31, 2006, 2005 and 2004 and Period from March 27, 2003 (inception) to December 31, 2006	F-17
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit), Period from March 27, 2003 (inception) to December 31, 2006	F-18
Statements of Cash Flows, Years ended December 31, 2006, 2005 and 2004 and Period from March 27, 2003 (inception) to December 31, 2006	F-20
Notes to Financial Statements	F-21
Pro Forma Financial Information	F-36

Froptix Corporation
(A Development Stage Company)
Financial Statements
Year Ended December 31, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Froptix Corporation
We have audited the accompanying balance sheet of Froptix Corporation (a Florida corporation in the development stage) as of December 31, 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from June 23, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Froptix Corporation as of December 31, 2006, and the results of its operations and its cash flows for the period from June 23, 2006 (inception) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

Certified Public Accountants
Miami, Florida
March 23, 2007

Froptix Corporation
(A Development Stage Company)
Balance Sheet
December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$115,765

Total assets	$115,765

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$95,247

Commitments and contingencies	—

Stockholders’ equity :
Common stock, $0.01 par value; authorized 1,000 shares; issued and outstanding 905 shares	9
Additional paid-in capital	897,288
Deficit accumulated during development stage	(876,779)

Total stockholders’ equity	20,518

Total liabilities and stockholders’ equity	$115,765

See accompanying notes.

Froptix Corporation
(A Development Stage Company)
Statement of Operations
For the Period From June 23, 2006 (Inception) to December 31, 2006

Revenues	$—

Operating expenses:
Research and development	507,866
General and administrative	374,610

Operating loss	(882,476)

Interest income	5,697

Loss before income taxes	(876,779)
Income taxes	—

Net loss	$(876,779)

Basic and diluted (loss) per share	$(990)

Basic and diluted weighted average shares outstanding	885

See accompanying notes.

Froptix Corporation
(A Development Stage Company)
Statement of Changes in Stockholders’ Equity
For the Period From June 23, 2006 (Inception) to December 31, 2006

				Deficit
				Accumulated
			Additional	During	Total
	Common stock		Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Issuance of common stock at inception at $705.89 per share	850	$8	$599,992	$—	$600,000

Issuance of common stock at $705.89 per share on August 30, 2006	55	1	38,823	—	38,824
Stock-based compensation expense	—	—	258,473	—	258,473
Net loss	—	—	—	(876,779)	(876,779)

Balance, December 31, 2006	905	$9	$897,288	$(876,779)	$20,518

See accompanying notes.

Froptix Corporation
(A Development Stage Company)
Statement of Cash Flows
For the Period From June 23, 2006 (Inception) to December 31, 2006

Operating activities
Net loss	$(876,779)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	258,473
Changes in operating liabilities:
Accounts payable and accrued expenses	95,247

Net cash used in operating activities	(523,059)

Financing activity
Proceeds from sales of common stock, net	638,824

Net increase in cash and cash equivalents	115,765
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$115,765

See accompanying notes.

Froptix Corporation
(A Development Stage Company)
Notes to Financial Statements
For the Period From June 23, 2006 (Inception) to December 31, 2006
1. Organization and Business Activities
Froptix Corporation (the Company) was incorporated in Florida on June 23, 2006 (inception). An affiliate of the Company assigned license and research agreements with the University of Florida to the Company on June 23, 2006 (see Note 6). The Company is a development stage ophthalmic pharmaceutical company engaged in the development of therapeutics to treat and prevent ophthalmic disorders and diseases. The Company is currently devoting substantially all of its efforts toward conducting pharmaceutical discovery and development, and negotiating strategic corporate relationships.
2. Development Stage Risks and Liquidity
The Company has not generated any revenues and has incurred losses since its inception. There is no assurance that profitable operations can be achieved, and, if ever achieved, can be sustained on a continuing basis. In addition, development activities and clinical and preclinical testing and commercialization of the Company’s proprietary technology will require significant additional financing. The Company’s deficit accumulated during the development stage through December 31, 2006 is $876,779, and the Company’s management expects to incur substantial and increasing losses in future periods.
Further, the Company’s future operations are dependent on, among other factors, the services of its future employees and consultants, the success of the Company’s research, development, manufacture, and marketing activities, and, ultimately, regulatory and market acceptance of the Company’s proposed future products.
The financial statements do not include any adjustments that might result from the outcome of above-mentioned uncertainties.
The Company’s founders have committed to finance future operations with additional capital contributions of up to $1 million. However, if additional funds are raised through a combination of private placements of equity and/or debt, the founders may reduce their capital contribution commitment to the extent of funds raised, dollar for dollar, up to $1 million. See Note 8.

Froptix Corporation
(A Development Stage Company)
Notes to Financial Statements (continued)
3. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. As of December 31, 2006, cash and cash equivalents consists of bank deposit accounts and money market funds.
Research and Development
Research and product development costs are charged to expense as incurred.
Income Taxes
Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.
Deferred income taxes are recorded for the tax effects of temporary differences between the basis of assets and liabilities recognized for financial reporting purposes and the tax basis, and net operating losses and credits. The most significant component of the Company’s net deferred tax assets as of December 31, 2006 is its net operating loss carryforward. A full valuation allowance was established for the deferred tax assets, as management of the Company does not believe realization of the tax benefits is more likely than not.

Froptix Corporation
(A Development Stage Company)
Notes to Financial Statements (continued)
3. Summary of Significant Accounting Policies (continued)
Comprehensive Loss
The Company’s comprehensive loss has no components other than its net loss.
Loss Per Share
(Loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. All outstanding stock options and warrants are considered potential common stock. The dilutive effect, if any, of stock options and warrants is calculated using the treasury stock method. The Company’s stock options (discussed in Note 4) were not included in the calculation of diluted loss per share because their impact is antidilutive.
Stock-Based Compensation
We account for non-employee stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123R, Accounting for Stock Based Compensation (SFAS 123R) and Emerging Issues Task Force No. 96-18 Accounting for Equity Instruments That are Issued to Other Employees for Acquiring or in Conjunction with Selling Goods and Services (EITF 96-18). SFAS 123R and EITF 96-18 require that we initially account for our stock-based compensation grants to non-employees based on the fair value of the stock-based compensation on the date of grant with subsequent adjustments to compensation expense as the fair value of the equity instrument changes over its vesting period.
4. Stock-Based Compensation
SFAS 123R requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as financing cash flows. The Company has sufficient net operating losses to generally eliminate cash payments for income taxes to date. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions: expected life of ten years, expected dividend yield of zero, volatility of 35%, and risk-free interest rate of approximately 4.5%.
During 2006, the Company entered into a stock option agreement with a consultant by granting nonqualified stock options to purchase an aggregate of 65 shares of the Company’s common stock. The options are exercisable for a period of ten years from the date of grant and vest over four years, and were accounted for in accordance with EITF 96-18. As of December 31, 2006, none of these options to purchase shares of common stock were exercisable. The weighted average remaining contractual life of these options outstanding at December 31, 2006 is 9.5 years. The fair value of the options was determined using the Black-Scholes options pricing model. The exercise price is $705.89. The estimated fair value of the non-employee options as of December 31, 2006 was $2,181,000, of which $258,000 was recognized as compensation expense in the statement of operations from inception to December 31, 2006 and the remaining

Froptix Corporation
(A Development Stage Company)
Notes to Financial Statements (continued)
4. Stock-Based Compensation (continued)
amount will be charged to expense on pro rata basis over the remaining three and one half year vesting period. The total compensation expense will also continue to be remeasured for changes in the fair value of the equity instrument over the vesting period of the option, which may result in future compensation expense being significantly different than the amount estimated as of December 31, 2006.
5. Income Tax
There is no provision for or benefit from income taxes for the period from June 23, 2006 (inception) to December 31, 2006. As of December 31, 2006, the Company has federal and state net operating loss carryforwards of approximately $0.9 million that begin to expire in 20 years. Pursuant to the Internal Revenue Code, the annual utilization of the federal and certain state carryforwards may be limited in terms of utilization in certain circumstances, including a change in ownership of the Company, as defined. The Company will not recognize a tax benefit for financial reporting purposes for net operating losses or credit carryforwards, until such time as management believes it is more likely than not that the Company’s future operations will generate sufficient taxable income to be able to realize such benefits.
6. License and Research Agreements
In April 2006, an affiliate of the Company and the University of Florida entered into an exclusive worldwide license agreement for certain patents and technology rights. The agreement provides for royalty payments equal to various percentages of future commercial sales of products manufactured using the licensed technology, as defined, if any, through the expiration of the licensed patent.
In April 2006, an affiliate of the Company entered into a research agreement with the University of Florida to conduct research on behalf of the affiliate of the Company. Both the license agreement and the research agreement were assigned to the Company on June 23, 2006.
As part of the research agreement, the Company has agreed to make bi-annual payments during each budget year as follows:
Year 1: $250,000, upon full execution of the agreement and $250,000 at the six month anniversary of the effective date of the agreement.

Froptix Corporation
(A Development Stage Company)
Notes to Financial Statements (continued)
6. License and Research Agreements (continued)
Year 2: $250,000 at the beginning of the budget year and $250,000 at the end of the sixth month of the budget year.
Year 3: $250,000 at the beginning of the budget year and $250,000 at the end of the sixth month of the budget year.
The agreement is a fixed price agreement and either party may terminate the agreement upon ninety (90) days prior written notice to the other. The Company has made the first year payments totaling $500,000 to the University of Florida in 2006.
7. Related Party Transactions
Included in the statement of operations are General and Administrative expenses of $63,000 for consulting services provided by officers of the Company.
8. Subsequent Event
On January 11, 2007, the Company entered into an agreement with Acuity Pharmaceuticals, Inc. (Acuity) and The Frost Group, LLC (Frost Group), whose principal shareholders are also the majority shareholders of the Company, whereby the Frost Group will provide a subordinated secured line of credit, up to $7,000,000 to Acuity; the Company will merge with and into a wholly-owned subsidiary of a publicly traded “shell” company (Public Shell) controlled by the Frost Group and certain affiliates and associates of the Frost Group; and Acuity will also merge with and into a wholly-owned subsidiary of the Public Shell. The merger is expected to occur by April 30, 2007. However, there are no assurances the merger will be achieved by April 30, 2007.

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Financial Statements
December 31, 2006 and 2005
(With Independent Auditors’ Report Thereon)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)

Independent Auditors’ Report
The Board of Directors
Acuity Pharmaceuticals, Inc.:
We have audited the accompanying balance sheets of Acuity Pharmaceuticals, Inc. (a development-stage company) as of December 31, 2006 and 2005, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2006 and period from March 27, 2003 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Acuity Pharmaceuticals, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2006 and period from March 27, 2003 (inception) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has suffered recurring losses from operations and has a total stockholders’ deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
As discussed in notes 3 and 7 to the financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 30, 2007

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Balance Sheets
December 31, 2006 and 2005

	2006	2005

Assets
Current assets:
Cash and cash equivalents	$210,497	8,214,989
Short-term investments	638,748	1,614,072
Prepaid expenses and other current assets	17,753	156,179

Total current assets	866,998	9,985,240
Property and equipment, net	90,253	74,816
Deferred financing costs	24,180	40,299

Total assets	$981,431	10,100,355

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term notes payable	$1,666,667	—
Accounts payable	3,136,255	1,631,358
Accrued compensation	298,584	186,734
Accrued expenses	406,692	1,090,608

Total current liabilities	5,508,198	2,908,700
Long-term notes payable, net of unamortized warrant discount of $167,919 and $279,863 at December 31, 2006 and 2005, respectively	2,165,414	3,720,137

Total liabilities	7,673,612	6,628,837

Commitments and contingencies (note 9)

Series B Redeemable Convertible Preferred Stock, $0.01 par value; authorized 13,255,179 shares; issued and outstanding 8,817,679 shares at December 31, 2006 and 2005 (liquidation value of $38,148,330 at December 31, 2006)	25,987,978	21,081,644

Stockholders’ equity (deficit):
Series A Convertible Preferred Stock, $0.01 par value; authorized, issued, and outstanding 742,000 shares at December 31, 2006 and 2005 (liquidation value of $1,484,000 at December 31, 2006)	7,420	7,420
Common stock, $0.01 par value; authorized 19,584,956 shares; issued and outstanding 2,116,877 and 2,017,532 shares at December 31, 2006 and 2005, respectively	21,169	20,175
Additional paid-in capital	—	942,639
Deferred compensation	—	(21,770)
Deficit accumulated during development stage	(32,708,748)	(18,558,590)

Total stockholders’ equity (deficit)	(32,680,159)	(17,610,126)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$981,431	10,100,355

See accompanying notes to financial statements.

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Statements of Operations
Years ended December 31, 2006, 2005 and 2004 and
Period from March 27, 2003 (inception) to December 31, 2006

				Period from
				March 27, 2003
				(inception) to
	Year ended December 31			December 31,
	2006	2005	2004	2006
Revenues	$—	—	—	—

Operating expenses:
Research and development	8,027,109	8,481,971	3,603,516	21,768,369
General and administrative	2,698,252	1,688,903	1,340,286	7,149,511

Operating loss	(10,725,361)	(10,170,874)	(4,943,802)	(28,917,880)

Interest income	252,135	253,916	14,944	522,341
Interest expense, including amortization of beneficial conversion and warrant costs of $111,944, $32,651, $406,516, and $551,111 in 2006, 2005 and 2004 and from March 27, 2003 (inception) to December 31, 2006, respectively	(618,983)	(182,753)	(453,524)	(1,255,260)

Total interest income (expense)	(366,848)	71,163	(438,580)	(732,919)

Net loss	$(11,092,209)	(10,099,711)	(5,382,382)	(29,650,799)

See accompanying notes to financial statements.

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Period from March 27, 2003 (inception) to December 31, 2006

			Stockholders' equity (deficit)
	Series B		Series A							Deficit
	Redeemable		Convertible							accumulated
	Convertible		Preferred				Additional		Stock	during	Total
	Preferred Stock		Stock		Common stock		paid-in	Deferred	subscription	development	stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	capital	compensation	receivable	stage	equity (deficit)
Balance, March 27, 2003	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock at $0.01 per share in connection with Ocugen merger	—	—	—	—	133,333	1,333	—	—	(1,125)	—	208
Issuance of common stock at $0.01 per share in connection with employment and board of director agreements	—	—	—	—	146,661	1,467	—	—	(340)	—	1,127
Issuance of common stock in connection with a license and research agreement	—	—	—	—	408,334	4,083	608,418	—	—	—	612,501
Issuance of common stock at $1.50 per share on May 30, 2003, net of $17,615 in offering costs	—	—	—	—	873,683	8,737	1,284,173	—	(25,500)	—	1,267,410
Issuance of preferred stock at $2 per share, net of issuance costs of $112,276	—	—	612,834	6,128	—	—	1,107,264	—	(521,200)	—	592,192
Receipt of subscriptions receivable	—	—	—	—	—	—	—	—	26,241	—	26,241
Issuance of common stock at $1.50 per share to vendors, employees, and board of directors for services	—	—	—	—	99,032	990	147,557	—	—	—	148,547
Compensation resulting from grant of options to employees at below fair market value	—	—	—	—	—	—	31,950	(31,950)	—	—	—
Issuance of options to vendors for services	—	—	—	—	—	—	53,100	—	—	—	53,100
Amortization of deferred compensation	—	—	—	—	—	—	—	828	—	—	828
Net loss	—	—	—	—	—	—	—	—	—	(3,076,497)	(3,076,497)

Balance, December 31, 2003	—	—	612,834	6,128	1,661,043	16,610	3,232,462	(31,122)	(521,924)	(3,076,497)	(374,343)
Issuance of Series A preferred stock at $2 per share	—	—	129,166	1,292	—	—	257,040	—	—	—	258,332
Issuance of warrants to purchase 155,300 shares of common stock at $0.01 per share in connection with issuance of convertible notes payable	—	—	—	—	—	—	203,258	—	—	—	203,258
Beneficial conversion feature on convertible notes	—	—	—	—	—	—	203,258	—	—	—	203,258
Issuance of 100,000 shares of Series B preferred stock, warrants and options to purchase 141,000 shares of Series B preferred stock at $1.65, and 43,500 and 12,500 shares of common stock at $1.65 and $0.20, respectively, in connection with the settlement of employment liabilities	100,000	200,000	—	—	—	—	137,600	—	—	—	137,600
Issuance of Series B preferred stock at $2 per share, net of $219,072 in offering costs and a $15,000 subscription receivable	4,101,750	7,969,428	—	—	—	—	—	—	—	—	—
Issuance of Series B preferred stock in connection with the conversion of notes payable	514,179	1,028,357	—	—	—	—	—	—	—	—	—
Issuance of warrants to purchase 512,719 shares of common stock at $0.01 in connection with the sale of Series B preferred stock	—	(97,417)	—	—	—	—	97,417	—	—	—	97,417
Issuance of warrants to purchase 15,000 shares of common stock at $2 in connection with the sale of Series B preferred stock	—	(1,650)	—	—	—	—	1,650	—	—	—	1,650
Issuance of common stock in connection with employment or service agreements	—	—	—	—	83,434	835	75,923	—	—	—	76,758
Receipt of subscriptions receivable	—	—	—	—	—	—	—	—	521,924	—	521,924
Compensation resulting from grant of options to employees at below fair market value	—	—	—	—	—	—	5,225	(5,225)	—	—	—
Issuance of options to vendors for services	—	—	—	—	—	—	140,800	—	—	—	140,800
Amortization of deferred compensation	—	—	—	—	—	—	—	12,589	—	—	12,589
Preferred stock dividend	—	192,040	—	—	—	—	(192,040)	—	—	—	(192,040)
Accretion of redemption premium on Series B preferred stock	—	355,066	—	—	—	—	(355,066)	—	—	—	(355,066)
Accretion of cost incurred and warrants in connection with sale of Series B preferred stock	—	16,054	—	—	—	—	(16,054)	—	—	—	(16,054)
Charge related to repricing of outstanding options	—	—	—	—	—	—	7,417	—	—	—	7,417
Net loss	—	—	—	—	—	—	—	—	—	(5,382,382)	(5,382,382)

Balance, December 31, 2004	4,715,929	$9,661,878	742,000	$7,420	1,744,477	$17,445	$3,798,890	$(23,758)	$—	$(8,458,879)	$(4,658,882)

			Stockholders' equity (deficit)
	Series B		Series A							Deficit
	Redeemable		Convertible							accumulated
	Convertible		Preferred				Additional		Stock	during	Total
	Preferred Stock		Stock		Common stock		paid-in	Deferred	subscription	development	stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	capital	compensation	receivable	stage	equity (deficit)
Balance, December 31, 2004	4,715,929	$9,661,878	742,000	$7,420	1,744,477	$17,445	$3,798,890	$(23,758)	$—	$(8,458,879)	$(4,658,882)
Issuance of warrants to purchase 25,000 shares of common stock at $0.01 per share in connection with issuance of long-term notes payable	—	—	—	—	—	—	4,609	—	—	—	4,609
Issuance of warrants to purchase 200,000 shares of Series B preferred stock at $2 per share in connection with issuance of long-term notes payable	—	—	—	—	—	—	307,905	—	—	—	307,905
Issuance of Series B preferred stock at $2 per share, net of $60,342 in offering costs and collection of a $15,000 stock subscription receivable	4,101,750	8,158,158	—	—	—	—	—	—	—	—	—
Issuance of warrants to purchase 512,719 shares of common stock at $0.01 in connection with the sale of Series B preferred stock	—	(97,417)	—	—	—	—	97,417	—	—	—	97,417
Issuance of common stock in connection with a collaboration agreement and certain service agreements	—	—	—	—	255,500	2,555	48,545	—	—	—	51,100
Issuance of options to vendors for services	—	—	—	—	—	—	19,700	—	—	—	19,700
Exercises of common stock options	—	—	—	—	17,555	175	3,336	—	—	—	3,511
Compensation relating to changes in fair market value of common stock for repriced employee options	—	—	—	—	—	—	17,592	(17,592)	—	—	—
Compensation relating to changes in fair market value of common stock for repriced options to vendors	—	—	—	—	—	—	3,670	—	—	—	3,670
Amortization of deferred compensation	—	—	—	—	—	—	—	19,580	—	—	19,580
Preferred stock dividend	—	1,127,491	—	—	—	—	(1,127,491)	—	—	—	(1,127,491)
Accretion of redemption premium on Series B preferred stock	—	2,155,606	—	—	—	—	(2,155,606)	—	—	—	(2,155,606)
Accretion of cost incurred and warrants in connection with sale of Series B preferred stock	—	75,928	—	—	—	—	(75,928)	—	—	—	(75,928)
Net loss	—	—	—	—	—	—	—	—	—	(10,099,711)	(10,099,711)

Balance, December 31, 2005	8,817,679	21,081,644	742,000	7,420	2,017,532	20,175	942,639	(21,770)	—	(18,558,590)	(17,610,126)
Reclassification due to adoption of SFAS No. 123(R)	—	—	—	—	—	—	(21,770)	21,770	—	—	—
Issuance of common stock in connection with certain service agreements	—	—	—	—	10,000	100	7,400	—	—	—	7,500
Stock-based compensation	—	—	—	—	—	—	223,595	—	—	—	223,595
Issuance of warrants and options to vendors for services	—	—	—	—	—	—	79,397	—	—	—	79,397
Exercises of common stock options at $0.20 to $0.25 per share	—	—	—	—	11,695	117	2,285	—	—	—	2,402
Exercises of common stock warrants at $0.01 per share	—	—	—	—	77,650	777	—	—	—	—	777
Compensation relating to changes in fair market value of common stock for repriced employee options	—	—	—	—	—	—	604,460	—	—	—	604,460
Compensation relating to option modification	—	—	—	—	—	—	10,379	—	—	—	10,379
Preferred stock dividend	—	1,558,083	—	—	—	—	(1,558,083)	—	—	—	(1,558,083)
Accretion of redemption premium on Series B preferred stock	—	3,256,389	—	—	—	—	(290,302)	—	—	(2,966,087)	(3,256,389)
Accretion of cost incurred and warrants in connection with sale of Series B preferred stock	—	91,862	—	—	—	—	—	—	—	(91,862)	(91,862)
Net loss	—	—	—	—	—	—	—	—	—	(11,092,209)	(11,092,209)

Balance, December 31, 2006	8,817,679	$25,987,978	742,000	$7,420	2,116,877	$21,169	$—	$—	$—	$(32,708,748)	$(32,680,159)

See accompanying notes to financial statements.

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Statements of Cash Flows
Years ended December 31, 2006, 2005 and 2004 and
Period from March 27, 2003 (inception) to December 31, 2006

				Period from
				March 27, 2003
				(inception) to
	Year ended December 31			December 31,
	2006	2005	2004	2006
Cash flows from operating activities:
Net loss	$(11,092,209)	(10,099,711)	(5,382,382)	(29,650,799)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	23,898	16,453	8,279	50,685
Amortization of debt discount and beneficial conversion feature related to convertible notes	—	—	406,516	406,516
Amortization of debt discount related to long-term notes payable	111,944	32,651	—	144,595
Amortization of deferred compensation	—	19,580	12,589	32,997
Amortization of deferred financing costs	16,119	4,701	18,651	39,471
Interest expense on convertible debt	—	—	28,357	28,357
Option/warrant compensation — employees and vendors	313,371	19,700	278,400	664,571
Stock compensation — employees and vendors	7,500	1,100	276,758	433,905
Noncash expenses on repricing of options	604,460	3,670	7,417	615,547
Noncash license and research expense	—	50,000	—	662,501
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	138,426	(126,132)	(18,734)	(17,753)
Accounts payable	1,504,897	1,367,983	(487,010)	3,136,255
Accrued compensation	111,850	92,964	(170,061)	298,584
Accrued expenses	(683,916)	899,992	170,616	406,692

Net cash used in operating activities	(8,943,660)	(7,717,049)	(4,850,604)	(22,747,876)

Cash flows from investing activities:
Purchase of property and equipment	(39,335)	(39,635)	(28,523)	(140,938)
Purchase of short-term investments	(5,003,676)	(23,950,085)	—	(28,953,761)
Proceeds from sale of short-term investments	5,979,000	22,336,013	—	28,315,013

Net cash provided by (used in) investing activities	935,989	(1,653,707)	(28,523)	(779,686)

Cash flows from financing activities:
Cash paid for debt issuance costs	—	(45,000)	(18,651)	(63,651)
Proceeds from sale of common stock, net	3,179	3,511	724	1,302,400
Proceeds from sale of preferred stock, net	—	8,158,158	8,748,960	17,499,310
Proceeds from issuance of convertible notes payable	—	—	1,000,000	1,000,000
Proceeds from issuance of long-term notes payable	—	4,000,000	—	4,000,000

Net cash provided by financing activities	3,179	12,116,669	9,731,033	23,738,059

Net (decrease) increase in cash and cash equivalents	(8,004,492)	2,745,913	4,851,906	210,497
Cash and cash equivalents, beginning of period	8,214,989	5,469,076	617,170	—

Cash and cash equivalents, end of period	$210,497	8,214,989	5,469,076	210,497

See accompanying notes to financial statements.

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
(1)	Organization and Business Activities

Acuity Pharmaceuticals, Inc. (the Company) was incorporated in Delaware on March 27, 2003 (inception). On March 31, 2003, the Company merged with Ocugen, LLC and became the surviving company. All 133,333 common shares of Ocugen, LLC were converted to 133,333 common shares of the Company. The Company is a development-stage ophthalmic pharmaceutical company engaged in the development of therapeutics to treat and prevent ophthalmic disorders and diseases. The Company is currently devoting substantially all of its efforts toward conducting pharmaceutical discovery and development, licensing technology, planning for regulatory approval for products under development, negotiating strategic corporate relationships, recruiting personnel, and raising capital.

(2)	Development-Stage Risks and Liquidity

The Company has not generated any revenues and has not yet achieved profitable operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development activities and clinical and preclinical testing and commercialization of the Company’s proprietary technology will require significant additional financing. The Company’s deficit accumulated during the development stage through December 31, 2006 aggregated $32,708,748, including $3,057,949 of Series B Redeemable Convertible Preferred Stock (Series B) accretion of the redemption premium and amortization of costs incurred, and the Company’s management expects to incur substantial and increasing losses in future periods. Further, the Company’s future operations are dependent on, among other factors, the services of its employees and consultants, the success of the Company’s research, development, manufacture, and, ultimately, upon regulatory approval and market acceptance of the Company’s proposed future products.

The Company’s future operations are dependent on the timely and successful completion of its ongoing research and development, the development of competitive therapies by other biotechnology and pharmaceutical companies, other treatment modalities for the Company’s targeted diseases, and ultimately, regulatory approval and market acceptance of the Company’s proposed future products.

The Company has not generated any revenues from product sales and expects to incur substantial losses in future periods. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development activities and clinical and preclinical testing and commercialization of the Company’s proprietary technology will require significant additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In order to continue as a going concern, additional funding will be required before mid-2007. The Company plans to finance future operations with a combination of private placements; payments from potential strategic research and development, licensing, and/or marketing arrangements; public offerings; debt; revenues from future product sales, if any; and potential sale of the Company. The Company has not generated positive cash flows from operations, and there are no assurances that the Company will be successful in obtaining an adequate level of financing for the development and commercialization of its planned products. The ability of the Company to continue as a going concern is dependent upon the infusion of capital. See note 12 for a discussion of subsequent events.
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
(3)	Summary of Significant Accounting Policies
(a)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)	Cash, Cash Equivalents and Investments

For the purpose of the statements of cash flows, the Company considers all highly liquid investment instruments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2006 and 2005, cash and cash equivalents consist of bank deposit accounts and money market funds. Highly liquid investment instruments with an original maturity of greater than three months are classified as investments. Investments are considered available-for-sale and are carried at fair value which approximates amortized cost as of December 31, 2006 and 2005.

(c)	Property and Equipment, net

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally five to ten years. Expenditures for repairs and maintenance are charged to expense as incurred, while betterments are capitalized.

(d)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of December 31, 2006, management believes that no revision of the remaining useful lives or write-down of long-lived assets is required.

(e)	Research and Development

Research and product development costs are charged to expense as incurred.

(f)	Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

(g)	Stock-Based Compensation

Prior to January 1, 2006, the Company applied the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to

Employees (APB No. 25), and related interpretations including FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under the intrinsic-value-based method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) replaces SFAS No. 123, Accounting for Stock-Based Compensation, and Supersedes APB No. 25. SFAS No. 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company has adopted the prospective transition method provided for under SFAS No. 123(R) for private companies and, consequently, has not restated results from prior periods. Under this transition method, compensation cost recognized in 2006 associated with stock options includes (i) amortization related to all stock option awards granted/modified on or subsequent to January 1, 2006, based on the estimated grant date fair value using the Black-Scholes option-pricing model, and (ii) amortization of the intrinsic value recorded as deferred compensation for options granted prior to January 1, 2006 being accounted for under APB Opinion No. 25. Option awards granted prior to adoption of SFAS No. 123(R) continue to follow the provisions of APB Opinion No. 25 and FIN 44 until modified and or settled.

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in the statements of cash flows, if any. SFAS No. 123(R) requires that cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for options exercised (excess tax benefits) be classified as financing cash flows. The Company has sufficient net operating loss carryforwards to generally eliminate cash payments for income taxes.
(4)	Property and Equipment

Property and equipment consist of the following at December 31, 2006 and 2005:

	2006	2005
Laboratory equipment	$98,328	67,067
Computer and office equipment	42,610	34,536

	140,938	101,603
Less accumulated depreciation	(50,685)	(26,787)

	$90,253	74,816

(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
Depreciation expense was $23,898, $16,453 and $8,279 for the years ended December 31, 2006, 2005 and 2004, respectively, and $50,685 for the period from March 27, 2003 (inception) to December 31, 2006.

(5)	Debt
(a)	Term Note

In September 2005, the Company entered into a $4,000,000 term loan. The term loan bears interest at 12.23%, which is payable monthly commencing September 15, 2005. Interest expense for the year ended December 31, 2006 and 2005 was $489,200 and $145,401, respectively, and $634,601 for the period from March 27, 2003 (inception) to December 31, 2006. The principal is payable in 12 equal monthly installments commencing August 2007. Principal on the term loan matures as follows: 2007 — $1,666,667 and 2008 — $2,333,333. The term loan is collateralized by all personal property of the Company, except intellectual property, and contains certain negative covenants that limit the payment of cash dividends, redemption of equity securities, change in ownership, and the creation or extinguishment of debt. In connection with the issuance of the term note, the Company issued warrants to purchase 200,000 shares of Series B at $2.00 per share and warrants to purchase 25,000 shares of common stock at $0.01 per share.

The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model. The Company allocated $312,514 of the proceeds from the term loan to the warrants, based on the relative fair values of the loan and warrants. The warrants were accounted for as a discount to the term loan and are being charged to expense as interest over the term of the loan. Amortization of the debt discount associated with the value of the warrants was $111,944 and $32,651 for the years ended December 31, 2006 and 2005, respectively, and $144,595 for the period from March 27, 2003 (inception) to December 31, 2006.

The Company incurred $45,000 of debt issuance cost, which has been deferred and will be amortized over the life of the debt. Amortization was $16,119 and $4,701 for the years ended December 31, 2006 and 2005, respectively, and $20,820 for the period from March 27, 2003 (inception) to December 31, 2006.

(b)	Convertible Notes Payable

From March to June 2004, the Company issued 8% Convertible Notes (the Notes), resulting in aggregate cash proceeds of $1,000,000. Interest expense related to the Notes was $28,357 for the year ended December 31, 2004. The Notes were convertible into Series B and provided for the issuance of warrants to purchase 155,300 shares, as amended, of common stock at $0.01 per share (note 7). In connection with the issuance of the Notes, the Company incurred aggregate financing costs of $18,651, which were being amortized to interest expense over the term of the Notes. In September 2004, $1,028,357, which represented the total principal of the Notes and the interest accrued thereon, was converted into 514,179 shares of Series B. Unamortized deferred financing costs were charged to interest expense at the time of the conversion. Amortization of the deferred financing costs was $18,651 for the year ended December 31, 2004.
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model. The Company allocated $203,258 of the proceeds from the Notes to the warrants, based on the relative fair values of the Notes and warrants. The warrants were accounted for as a discount to the Notes and were charged to expense as interest over the term of the Notes. Unamortized discount was charged to interest expense at the time of the conversion. Amortization of the debt discount associated with the value of the warrants was $203,258 for the year ended December 31, 2004.

Additionally, in accordance with Emerging Issues Task Force (EITF) Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features of Contingently Adjustable Conversion Ratios, and EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company recorded an additional debt discount of $203,258, which represents the value of the beneficial conversion feature (BCF) of the Notes. The value allocated to the BCF represents the excess of the fair market value of the underlying preferred stock issued to the holders of the Notes over the adjusted value of the Notes, after deducting the fair value ascribed to the warrants issued in connection with the Notes. This additional debt discount was being amortized to interest expense over the term of the Notes. Unamortized discount was charged to interest expense at the time of the conversion. Amortization of the BCF was $203,258 for the year ended December 31, 2004.
(6)	Redeemable Convertible Preferred Stock
(a)	Series A Convertible Preferred Stock

The Company issued an aggregate of 742,000 shares of Series A Convertible Preferred Stock (Series A) in December 2003 and January 2004 at $2.00 per share. Gross proceeds to the Company were $1,484,000.

Series A is convertible at any time at the option of the holder, into the number of shares of common stock obtained by dividing the original purchase price by the conversion price, as defined, subject to adjustment pursuant to the terms of Series A. The Series A is to be automatically converted into common stock at the applicable conversion rate at any time upon the earlier of (i) the election of the holders of at least 60% of the outstanding shares of Series B or (ii) the closing of a firmly underwritten public offering in which the price per share is at least five times the Series B purchase price of $2.00 per share, as adjusted for stock dividends, combinations, splits, and recapitalizations; the aggregate net cash proceeds to the Company from the offering are at least $40,000,000; and the common stock is listed on the New York Stock or NASDAQ Exchanges.

The holders of Series A have voting rights equal to the number of shares of common stock into which the holders’ shares could be converted, and vote together with all other classes of stock as a single class. The holders of Series A are entitled to receive dividends at an annual rate of 8%, when and if declared by the Company’s board of directors. No dividends have been declared through December 31, 2006.

In the event of liquidation, dissolution, or winding up of the Company, each holder of Series A would be entitled to receive $2.00 per share, as adjusted pursuant to the terms of the Series A, plus
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
any declared but unpaid dividends on the Series A after payment of the Series B liquidation preference. As of December 31, 2006, the liquidation value of the Series A was $1,484,000.

(b)	Series B Redeemable Convertible Preferred Stock

Between September and December 2004, the Company sold 4,101,750 shares of Series B at $2.00 per share, and warrants to purchase 512,719 shares of common stock at $0.01 per share, for an aggregate purchase price of $8,203,500. The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model. The Company allocated $97,417 of the proceeds to the warrants, based on the relative fair values of the Series B shares and warrants.

In 2004, the Company issued 100,000 shares of Series B, warrants to purchase 12,500 shares of common stock at $0.20 per share (note 7), options to purchase 43,500 shares of common stock at $0.20 per share, and options to purchase 141,000 shares of Series B at $1.65 per share to its president and CEO to satisfy outstanding obligations of the Company related to services provided under the president’s employment agreement. The Company recorded the 100,000 shares of Series B at an aggregate $200,000 and valued the warrants and options at an aggregate $137,600.

Between May and July 2005, the Company sold 4,101,750 shares of Series B at $2.00 per share, and warrants to purchase 512,719 shares of common stock at $0.01 per share, for an aggregate purchase price of $8,203,500. The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model. The Company allocated $97,417 of the proceeds to the warrants, based on the relative fair values of the Series B shares and warrants.

Series B is convertible at any time at the option of the holder into the number of shares of common stock obtained by dividing the original purchase price plus all accrued and unpaid dividends by the conversion price, as defined, subject to adjustment pursuant to the terms of the Series B. The Series B is to be automatically converted into common stock at any time upon the earlier of (i) the election of the holders of at least 60% of the outstanding shares of Series B or (ii) the closing of a firmly underwritten public offering in which the price per share is at least five times the Series B purchase price of $2.00 per share, as adjusted for stock dividends, combinations, splits, and recapitalizations; the aggregate net cash proceeds to the Company from the offering are at least $40,000,000; and the common stock is listed on the New York Stock or NASDAQ Exchanges.

The holders of Series B have voting rights equal to the number of shares of common stock into which the holders’ shares could be converted and vote together with all other classes of stock as a single class. In addition to general matters requiring stockholder vote, a vote of at least 60% of the outstanding shares of Series B is required for certain events, as defined, including, but not limited to, changes to the rights, preferences, and privileges of the Series B stockholders; payment of dividends; incurrence of any liability other than ordinary course trade payables in excess of $50,000; and capital purchases in excess of $50,000. The holders of Series B are entitled to receive cumulative dividends at an annual rate of 8%, compounded each calendar quarter. Such dividends accrue from the date of issuance, whether or not earned or declared. If not declared and paid, then accrued dividends are to be paid upon the earlier of a liquidation event, as defined, or upon redemption of the Series B. As of December 31, 2006 and 2005, cumulative but undeclared dividends payable upon redemption were $2,877,614 and $1,319,531, respectively.
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
In the event of liquidation, dissolution, or winding up of the Company, each holder of Series B would be entitled to receive $4.00 per share (two times the original purchase price), as adjusted pursuant to the terms of Series B, plus all accrued and unpaid dividends and all declared but unpaid dividends on the Series B. As of December 31, 2006, the liquidation value of the Series B was $38,148,330.

At the earlier of September 24, 2009 or ten days after the occurrence of any uncured breach, the Company shall redeem the Series B by paying in cash an amount per share of Series B equal to the redemption price. The redemption price is, for each share of Series B, the sum of (i) $4.00, as adjusted for any stock dividends, combinations, splits, and recapitalizations, plus (ii) all accrued and unpaid dividends. During the years ended December 31, 2005 and 2004, the Company incurred third-party costs of $60,342 and $219,072, respectively, in connection with the sale of Series B. These third-party costs reduced the carrying value of Series B. As a result of the Series B redemption feature, the carrying value of Series B will be accreted to its redemption value through September 24, 2009. The accretion of the redemption premium above the original issue price during the years ended December 31, 2006, 2005 and 2004 was $3,256,389, $2,155,606 and $355,066 respectively, and $5,767,061 for the period from March 27, 2003 (inception) to December 31, 2006. The accretion of third-party costs and warrants issued in connection with the Series B during the years ended December 31, 2006, 2005 and 2004 was $91,862, $75,928 and $16,054, respectively, and $183,844 for the period from March 27, 2003 (inception) to December 31, 2006.
(7)	Stock Options and Warrants
(a)	Common Stock Options

The Company’s 2003 Equity Incentive Plan, as amended (the 2003 Plan), allows the granting of incentive and nonqualified stock options and issuance of common stock to employees, directors, consultants, and contractors to purchase an aggregate of 2,050,000 shares of the Company’s common stock. The options are exercisable generally for a period of ten years from the date of grant and vest over terms ranging from immediately to four years. As of December 31, 2006, 288,211 shares remained reserved for grants under the 2003 Plan.

In addition to options granted under the 2003 Plan, the Company has 181,600 outstanding nonqualified stock options to individuals for consulting and board services as of December 31, 2006. The exercise rights and vesting terms of these options are similar to those options granted under the 2003 Plan.
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
A summary of option activity from March 27, 2003 (inception) to December 31, 2006 is as follows:

		Exercise
	Number of	price	Aggregated
	options	per share	exercise price
Balance, March 27, 2003	—	$—	—
Granted	255,150	1.35	344,453

Balance, December 31, 2003	255,150	1.35	344,453
Granted	823,983	0.20 — 1.65	534,459
Canceled	(16,667)	1.50	(25,000)
Canceled (related to repricing)	(504,233)	1.35 — 1.65	(742,265)

Balance, December 31, 2004	558,233	0.20	111,647
Granted	830,859	0.20 — 0.25	176,544
Canceled	(22,000)	0.20	(4,000)
Exercised	(17,555)	0.20	(3,511)

Balance, December 31, 2005	1,349,537	0.20 — 0.25	280,680
Granted	701,605	0.25 — 2.87	475,009
Canceled	(129,828)	0.20 — 0.25	(30,068)
Exercised	(11,695)	0.20 — 0.25	(2,402)

Balance, December 31, 2006	1,909,619	$0.20 — 2.87	723,219

In addition to options granted under the 2003 Plan, the Company issued 33,770 shares of common stock under the 2003 Plan at $1.50 to $1.65 per share for services.
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
The following table details additional information with regard to employee and nonemployee options as of December 31, 2006 and for the year then ended:

	Employee	Nonemployee	Total
As of December 31, 2006:
Outstanding options:
Options	1,548,497	361,122	1,909,619
Weighted average exercise price	$0.40	0.29	0.38
Weighted average remaining contractual term	8.60 years	8.35 years	8.55 years
Aggregate intrinsic value	$3,825,578	932,211	4,757,789
Exercisable options:
Options	691,108	260,745	951,853
Weighted average exercise price	$0.21	0.21	0.21
Weighted average remaining contractual term	3.50 years	3.39 years	3.33 years
Aggregate intrinsic value	$1,835,704	777,847	2,528,944
Nonvested options (granted on or after January 1, 2006):
Options	501,443	55,778	557,221
Weighted average grant date fair value	$0.66	0.67	0.66
For the year ended December 31, 2006:
Weighted average grant date fair value of options granted	$0.62	0.58	0.62
SFAS No. 123(R) expense	$52,036	75,726	127,762
APB No. 25 option expense	$790,069	—	790,069
At December 31, 2006, there was $305,033 of total unrecognized compensation expense, net of expected forfeitures, related to nonvested share-based compensation arrangements granted and accounted for under the provisions of SFAS No. 123(R). The expense is expected to be recognized over a weighted average period of 3.05 years. At December 31, 2006, there was $386,716 of unrecognized compensation expense related to unamortized intrinsic value for share-based compensation awards accounted for under the provisions of APB No. 25, which will be recognized over a weighted average period of 1.83 years.
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
The fair value of each employee option award granted after the adoption of SFAS No. 123(R) and each nonemployee award granted is estimated on the date of grant using the Black-Scholes option pricing model and assumptions noted in the following table:

			Year ended
			December 31,
	Year ended December 31, 2006		2005
	Nonemployee	Employee	Nonemployee
	options	options	options
Expected life	10 years	5 to 6 years	10 years
Expected volatility	80%	80%	80%
Risk-free interest rate	4.58% to 4.98%	4.31% to 4.99%	4.10% to 4.58%
Dividend yield	0%	0%	0%
The expected life of the employee options was calculated using the shortcut method allowed by the provisions of SFAS No. 123(R). The expected volatility is estimated by the Company utilizing volatility statistics from peer groups. The risk-free interest rate is based on the continuous rates provided by the U.S. Treasury, with a term approximating the expected life of the option. The dividend yield is based on the projected annual dividend payment per share. The Company has not paid any dividends nor does it expect to in the future.

In 2006, the Company extended the contractual life of 73,373 employee option awards granted prior to January 1, 2006. As a result of that modification, the Company recorded expense of $10,379 based on the fair value of the award on the date of modification calculated using the Black-Scholes option pricing model.

During 2006, 2005 and 2004, the Company issued 101,300, 115,172 and 131,750 options, respectively, to nonemployee consultants to purchase common stock, which includes the options granted outside of the 2003 Plan. The fair value of the options was determined using the Black-Scholes option pricing model. The fair value of the nonemployee options issued during 2006, 2005 and 2004 was $69,197, $19,700 and $140,800, respectively, which was charged to expense upon grant as the options were 100% vested.

The Company repriced 139,900 nonemployee consultant options in November 2004 at $0.20 per share and recorded a compensation charge of $7,417 for the year ended December 31, 2004.

The Company repriced 364,333 employee options in November 2004 at $0.20 per share. The amount of compensation expense for the repriced employee option grants is subject to change each reporting period, based upon the difference between the exercise price and the fair value of the Company’s common stock on each reporting period, until the settlement of the option.

In connection with the grant and repricing of options to employees, the Company recorded deferred stock compensation of $17,592 and $5,225 for 2005 and 2004, respectively, and $54,767 from March 27, 2003 (inception) to December 31, 2005, representing the difference between the exercise price and the fair value of the Company’s common stock on the date such options were granted or
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
each balance sheet date for the repriced options. Through December 31, 2005, deferred compensation was included as a component of stockholders’ equity (deficit) and was amortized to expense ratably over the vesting period of each option grant. Amortization expense for the years ended December 31, 2005 and 2004 was $19,580 and $12,589, respectively, and $32,997 from March 27, 2003 (inception) to December 31, 2005. Upon adoption of SFAS No. 123(R), on January 1, 2006, deferred compensation was eliminated against additional paid-in capital and option expense related to unamortized intrinsic value of APB Opinion No. 25 options and related compensation expense for the remeasurement of repriced options is charged to expense and additional paid-in capital as amortized. Compensation expense for the year ended December 31, 2006 was $223,595 for amortization of APB Opinion No. 25 intrinsic value and $604,460 for amortization of compensation related to repriced options subject to APB Opinion No. 25.

(b)	Series B Preferred Stock Options

In September 2004, the Company issued options to purchase 141,000 shares of Series B at $1.65 per share to its president and CEO (note 6). The options are nonqualified options and were fully vested as of December 31, 2005.

(c)	Warrants

The Company issued warrants in 2006 to a consultant to purchase 30,000 shares of common stock at $0.01 per share. The warrants were valued at $10,200 and were expensed as they were immediately vested.

In 2005, in connection with the issuance of the term loan, the Company issued warrants to purchase 25,000 shares at common stock at an exercise price of $0.01 per share, exercisable through September 2015 (note 5).

In 2005, in connection with the Series B financing, the Company issued warrants to purchase 512,719 shares of common stock at an exercise price of $0.01 per share, exercisable through July 1, 2015 (note 6).

In 2004, in connection with the Series B financing, the Company issued warrants to purchase 512,719 shares of common stock at an exercise price of $0.01 per share, exercisable through September 24, 2014 (note 6).

In connection with the Series B financing, the Company issued warrants in 2005 and 2004 to purchase a total of 30,000 shares of common stock at an exercise price of $2.00 per share, exercisable for 10 years, in consideration for consulting services relating to the sale of the Company’s Series B (note 6). The value of the warrants granted was $1,650 using the Black-Scholes options pricing model, with the following assumptions: volatility of 80%, risk-free interest rate of 4%, dividend yield of 0%, and an expected life of 10 years.
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
In connection with the issuance of the Notes from March to June 2004, the Company issued warrants to purchase 155,300 shares of common stock at an exercise price of $0.01 per share, exercisable through September 24, 2014 (note 5). During 2006, 77,650 warrants were exercised for proceeds of $777.

In connection with the satisfaction of outstanding obligations to the Company’s president and CEO under an employment agreement, the Company issued warrants to purchase 12,500 shares of common stock at an exercise price of $0.20 per share in 2004, exercisable through September 24, 2014 (note 6).

All 1,200,588 warrants outstanding as of December 31, 2006 are exercisable.
(8)	Income Taxes

There is no provision for or benefit from income taxes for the period from March 27, 2003 (inception) to December 31, 2006, as the Company incurred losses for the period for income tax purposes. As of December 31, 2006, the Company has federal net operating loss carryforwards of approximately $11,300,000 that begin to expire in 2023 and state net operating loss carryforwards of approximately $11,300,000 that begin to expire in 2023. Pursuant to the Internal Revenue Code, the annual utilization of the federal carryforwards may be limited in terms of utilization in certain circumstances, including a change in ownership of the Company, as defined. In the case of Pennsylvania state loss carryforwards, there is a $3,000,000 limit on utilization per year. The Company also has research and development credit carryforwards of $473,000 that begin to expire in 2023. The Company will not recognize a tax benefit for financial reporting purposes for any previously incurred or future operating losses or credit carryforwards, until such time as management believes it is more likely than not that the Company’s future operations will generate sufficient taxable income to be able to realize such benefits.

Deferred income taxes are recorded for the tax effects of temporary differences between the basis of assets and liabilities recognized for financial reporting purposes and the tax basis, and net operating losses and credits. The most significant component of the Company’s net deferred tax assets as of December 31, 2006 are net operating loss carryforwards and capitalized research and development costs. A full valuation allowance was established for the deferred tax assets, as realization of the tax benefits is not assured.

(9)	Commitments and Contingencies
(a)	Leases

The Company leases laboratory equipment under an operating lease that commenced in June 2004 and expires in May 2007. Rent expense under this operating lease was $14,222, $14,222 and $8,269 for the years ended December 31, 2006, 2005 and 2004, respectively. Future minimum lease payments as of December 31, 2006 are $5,953 for the year ending December 31, 2007.

(b)	License and Research Agreements

In March 2003, the Company and the University of Pennsylvania entered into two exclusive worldwide licenses for certain technology rights. The Company issued 408,334 shares of common stock valued at $612,501 in exchange for licenses of certain patent rights. The Company recorded the
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
license fee as research and development expense, as the licensed technology had not reached technological feasibility and had no alternative future uses. Additional license fees of up to $950,000 are required upon the completion of three separate milestones, as defined. The agreement also provides for royalty payments equal to various percentages of future commercial sales of products manufactured using the licensed technology, as defined, if any, through the later of the expiration of the licensed patent or ten years after the first commercial sale of the licensed product. As of December 31, 2006, no milestones were achieved and no royalties have been paid to the University of Pennsylvania.

In February 2005, the Company and Intradigm Corporation (Intradigm), a RNAi delivery technology company, entered into a license and collaboration agreement for the license of certain patents and the development of a siRNA delivery system for the posterior pole of the eye. The Company issued 250,000 shares of common stock at $0.20 per share to Intradigm at execution of the agreement. The shares were valued at $50,000 at date of grant and expensed in 2005. The shares are restricted and vest as specific milestones, as defined, are achieved. As of December 31, 2006, Intradigm has vested in 25,000 shares. The Company expensed and paid $500,000 in 2005 related to the license agreement, and is required to pay royalties, equal to various percentages, on future sales, if any, of products manufactured using the licensed technology. The collaboration agreement calls for payments upon the achievement of certain milestones, if any, up to $5,100,000 for the development and commercialization of a siRNA therapeutic. In addition to the milestone payments, the Company is required to pay Intradigm $15,000 per month for each full-time equivalent employee that Intradigm has provided related to the work being performed under the collaboration agreement. The Company expensed $89,169 and $134,500 in 2006 and 2005, respectively, related to these services. As of December 31, 2006, no milestones were achieved and no royalties have been paid to Intradigm.

In April 2006, the Company entered into a license agreement with Pathogenics, Inc. (Pathogenics) for N-Chlorotaurine (NCT) and licensed products, as defined, for the treatment of ophthalmic disease or infection in any territory. The Company was also granted non-exclusive rights to all data resulting from a phase I clinical trial with NCT in Austria. The Company is obligated to pay to Pathogenics certain milestone payments totaling up to $6,325,000 upon the achievement of specified milestones and royalty payments of 6% on all net sales, if any, of licensed products. The Company is also obligated to pay Pathogenics an annual minimum payment if the total payments made for such year are less than a specified minimum amount. The minimum payments due are $50,000 for 2007; $100,000 for 2008, 2009, and 2010; $200,000 for 2011 and 2012; and $1,500,000 for 2013. Additionally, the Company must have funds of up to $75,000 available to accelerate a certain milestone, as defined. The term of the agreement is for the shorter of twenty years or the last to expire of the Pathogenics patent rights. The Company expensed and paid $153,830 in 2006 related to this license agreement. As of December 31, 2006, no milestones were achieved and no royalties have been paid to Pathogenics.

In June 2006, the Company entered into a material transfer agreement with ZaBeCor Pharmaceutical Company, LLC (ZaBeCor) under which ZaBeCor provided the Company with instructions to make a certain siRNA-derived therapeutic with the right to evaluate the potential use of the siRNA-derived therapeutic for the treatment of ophthalmic diseases in humans for the period of one year. The
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
Company was granted an option to acquire an exclusive license to certain of ZaBeCor’s patents related to the siRNA-derived therapeutic for the therapy of ophthalmic diseases in humans. The term of the option to license is for one year from the date of the material transfer agreement. The license agreement, if opted, provides for royalty payments equal to various percentages of future net sales, as defined, if any. The license agreement also provides for payments in cash and common stock of the Company upon the achievement of specified milestones, if any, up to $10,950,000 and 400,000 in cash and common stock, respectively. The Company expensed and paid $50,000 in 2006 related to this material transfer agreement. As of December 31, 2006, the Company has not exercised the option to license, and as such, no milestones were achieved and no royalties have been paid to ZaBeCor.

In August 2006, the Company entered into a license agreement with the Board of Trustees of the University of Illinois (UIC) for the license of certain inventions, patents, and technological information related to Ophthalmic siRNA targeting TGF-â for the inhibition and treatment of ophthalmic disease. The agreement provides for payments upon the achievement of specified milestones, if any, up to $2,450,000 and royalty payments of either 1.5% or 3.0%, as defined, on all net sales, as defined, of licensed products. Additional license fees of $25,000, $50,000, and $100,000 are due in connection with the first and second, third and fourth, and fifth and subsequent anniversaries of the license agreement, respectively, with an annual minimum royalty of $400,000 on net sales, if any. The Company expensed and paid $50,947 in 2006 related to this license agreement. As of December 31, 2006, no milestones were achieved and no royalties have been paid to UIC.

(c)	Manufacturing Supply Agreement

The Company and Avecia BioTechnology, Inc. (Avecia) had entered into a long-term supply agreement in September 2004. Avecia has been unable to produce product for the Company pursuant to this agreement. During 2006, the Company notified Avecia that the agreement is terminated as a result of this failure to produce product. The Company and Avecia are currently in negotiations with regard to the legal termination of the agreement. The Company does not believe that there are any future commitments under this agreement and will recognize return of payments made under the agreement, if any, when settlement is reached.

(d)	Employment Agreements

The Company has employment agreements with certain officers and key employees that provide for, among other things, salary, performance incentive bonuses, severance, and change in control provisions.

(e)	Contingencies

The Company may be involved from time to time in certain legal actions arising in the ordinary course of business. Management believes, based on the advice of outside legal counsel, that the outcome of such actions will not have a material adverse effect on the Company’s financial position or results of operations.
(Continued)

ACUITY PHARMACEUTICALS, INC.
(A Development-Stage Company)
Notes to Financial Statements
December 31, 2006 and 2005
(10)	Employee Benefit Plans

During the year ended December 31, 2005, the Company adopted a 401(k) retirement plan (the 401(k) plan). The 401(k) plan allows eligible employees to contribute a portion of their salary on a pretax basis, subject to annual limits. The Company may make discretionary matching contributions to the plan as determined by the board of directors. For the years ended December 31, 2006 and 2005, there were no discretionary matching contributions approved by the board of directors.

(11)	Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

				Period from
				March 27, 2003
				(inception) to
	Year ended December 31			December 31,
	2006	2005	2004	2006
Interest paid	$490,920	145,401	—	636,321
Noncash financing and investing activities:
Warrants issued with debt	$—	312,514	203,258	515,772
Beneficial conversion feature on convertible notes payable	—	—	203,258	203,258
Conversion of notes payable to equity	—	—	1,025,357	1,028,357
(12)	Subsequent Event

On January 11, 2007, the Company entered into an agreement with the Froptix Corporation (Froptix) and The Frost Group, LLC (Frost Group) whereby the Frost Group provided a subordinated secured line of credit, up to $8,000,000 to the Company; the Company will merge with and into a wholly-owned subsidiary of a publicly traded “shell” company (Public Shell) controlled by the Frost Group and certain affiliates and associates of the Frost Group; and Froptix will also merge with and into a wholly-owned subsidiary of the Public Shell.

In exchange for entering into this agreement, the Company agreed to grant to the Frost Group a warrant to purchase up to 125,000 shares of Acuity Series B Preferred Stock, par value $0.01 per share, for an exercise price of $2.00 per share and a warrant to purchase up to 15,625 shares of Acuity Common Stock, par value $0.01 per share for an exercise price of $0.01 per share. The holders of the Series A and Series B Preferred Stock agreed to waive all redemption and liquidation rights as of December 14, 2006.

On March 27, 2007, the Company, Froptix, and eXegenics, Inc., the Public Shell, executed a merger agreement that brought the three companies under one corporate umbrella. The combined company was re-named Opko Corporation. As part of the transaction, the Frost Group agreed to increase the line of credit to $12,000,000.

eXegenics, Inc.
A DEVELOPMENT STAGE COMPANY
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
The following Unaudited Pro Forma Condensed Consolidated Balance Sheet combines the historical condensed consolidated balance sheets of eXegenics, Froptix and Acuity as of December 31, 2006 giving effect to the merger as if it had occurred on December 31, 2006. The Unaudited Pro Forma Condensed Consolidated Statement of Operations combines the historical condensed consolidated statements of operations of eXegenics, Froptix and Acuity giving effect to the merger as if it had occurred on January 1, 2006. These Pro Forma statements are presented for illustrative purposes only. The Pro Forma adjustments are based upon available information and assumptions that management believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to project the future financial position or operating results of the merged company. The acquisition of Froptix and Acuity is viewed to have taken place in a three step transaction.
The first step is the purchase of 19.4 million shares for a 51% interest in eXegenics in February 2007 by a group of investors led by Dr. Phillip Frost. This purchase created common control between eXegenics and Froptix as investors included in the group led by Dr. Phillip Frost own 91% of Froptix. The second step is Froptix acquiring eXegenics. This step has been accounted for as a reverse acquisition under the purchase method of accounting. The combination of these two companies is recorded as a recapitalization of eXegenics. The third step is eXegenics and Froptix, being under common control, acquiring Acuity in a purchase business combination. The first column of pro forma adjustments reflects the acquisition of shares in February 2007 by the group of investors. The second column of pro forma adjustments reflects the second step, the recapitalization. The third column of pro forma adjustments reflects the third step, purchase price allocation of Acuity.
These Unaudited Pro Forma Condensed Consolidated Financial Statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger between eXegenics, Froptix and Acuity.
You should read this information in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements; the separate historical consolidated financial statements of eXegenics contained in this Current Report on Form 8-K previously filed with the Securities and Exchange Commission.

eXegenics, Inc.
A DEVELOPMENT STAGE COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share information)

		Frost Group
		purchase of							Froptix/
		interest in			Froptix reverse		Froptix/		eXegenics
		eXegenics,			acquisition of		eXegenics pro		acquisition of
		February 2007			eXegenics		forma		Acuity
AS OF DECEMBER 31, 2006
		Pro Forma			Pro Forma				Pro Forma		Pro Forma
	eXegenics	Adjustments		Froptix	Adjustments		Subtotal	Acuity	Adjustments		Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$8,596	$8,024	a	$116	$0		$16,736	$210	$0		$16,946
Short-term investments	0	0		0	0		0	639	0		639
Prepaid expenses and other current assets	156	0		0	0		156	18	0		174

Total Current Assets	8,752	8,024		116	0		16,892	867	0		17,759
Property and equipment, net	0	0		0	0		0	90	0		90
Deferred financing costs	0	0		0	0		0	24	0		24

Total Assets	$8,752	$8,024		$116	$0		$16,892	$981	$0		$17,873

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term notes payable	$0	$0		$0	$0		$0	$1,667	$0		$1,667
Accounts payable	7	0		95	0		102	3,136	0		3,238
Accrued compensation	0	0		0	0		0	299	0		299
Accrued expenses	667	0		0	0		667	407	16,673	i	17,747

Total current liabilities	674	0		95	0		769	5,509	16,673		22,951
Long-term notes payable, net of unamortized warrant discount of $168 at December 31, 2006	0	0		0	0		0	2,165	0		2,165

Total Liabilities	674	0		95	0		769	7,674	16,673		25,116

Commitments and contingencies
Series B Redeemable Convertible Preferred Stock, $0.01 par value; authorized 13,255,179 shares; issued and outstanding 8,817,679 shares at December 31, 2006. (Liquidation value of $38,148,330 at December 31, 2006); none on a pro forma basis	0	0		0	0		0	25,988	(25,988)	e	0

Total Series B Redeemable Convertible Preferred Stock	0	0		0	0		0	25,988	(25,988)		0
Stockholders’ equity (deficit):
Series A Convertible Preferred Stock, $0.01 par value; authorized issued and outstanding 742,000 shares at December 31, 2006 (Liquidation value of $1,484,000 at December 31, 2006); none on a pro forma basis	0	0		0	0		0	7	(7)	e	0
Series A Preferred Stock, $0.01 par value, authorized 10,000,000 shares; issued and outstanding 1,002,017 at December 31, 2006; and on a pro forma basis	10	0		0	0		10	0	0		10
Series B Junior Participating Preferred Stock, $0.01 par value; 30,000 designated ; none outstanding at December 31, 2006 or on a pro forma basis	0	0		0	0		0	0	0		0
Series C Preferred Stock, $0.01 par value, authorized 500,000 shares; issued and outstanding 952,839 at December 31, 2006; 457,589 on a pro forma basis	0	0		0	0		0	0	5	d	5
Common stock, $0.01 par value; authorized 19,584,956 shares; issued and outstanding 2,116,877 shares at December 31, 2006 none on a pro forma basis	0	0		0	0		0	21	(21)	e	0
Common stock, $0.01 par value; authorized 225,000,000; issued and outstanding 16,990,991 shares issued and outstanding at December 31, 2006 113,116,299 on a pro forma basis	170	194	a	0	618	b	982	0	148	d	1,130
Additional paid-in capital	68,285	7,830	a	898	(61,005)	b	16,008	0	189,481	dei	205,489
Deficit accumulated during development stage	(57,050)	0		(877)	57,050	c	(877)	(32,709)	32,709	f	(213,877)
									(213,000)	g
Less: Treasury Stock of 611,200, at cost	(3,337)	0		0	3,337	c	0	0	0		0

Total Stockholders’ equity (deficit)	8,078	8,024		21	0		16,123	(32,681)	9,315		(7,243)

Total Liabilities and Stockholders’ equity (deficit)	$8,752	$8,024		$116	$0		$16,892	$981	$0		$17,873

See accompanying notes to unaudited Pro Forma Condensed Consolidated Financial Statements.

eXegenics, Inc.
A DEVELOPMENT STAGE COMPANY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(in thousands, except per share information)

Pro Forma	Pro Forma
eXegenics	Froptix	Acuity	Adjustments	Consolidated
Revenues Operating expenses:
Research and development	$0	$508	$8,027	$0	$8,535
General and administrative	1,117	375	2,698	0	4,190
Write off of in process research and development	0	0	0	0	g	0

Operating loss	(1,117)	(883)	(10,725)	0	(12,725)

Interest income	469	6	252	0	727
Interest expense	0	0	(619)	0	(619)

Total interest income (expense)	469	6	(367)	0	108

Income taxes	0	0	0	0	0

Net loss	(648)	(877)	(11,092)	—	(12,617)
Preferred stock dividend	(238)	0	0	(705)	h	(943)

Net loss attributable to common shareholders	$(886)	$(877)	$(11,092)	$(705)	$(13,560)

Weighted average number of shares	16,369	113,042	j
Diluted loss per share	$(0.05)	$(0.12)
See accompanying notes to unaudited Pro Forma Condensed Consolidated Financial Statements.

eXegenics, Inc.
A DEVELOPMENT STAGE COMPANY
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

a	Cash raised through the sale of additional shares of eXegenics largely to a group of investors lead by Dr. Phillip Frost in February, 2007 for approximately $0.44 per share reduced by a subsequent purchase price adjustment of $588,947.

b	The issuance of 61,775,000 shares of common stock for 100% of the outstanding shares of Froptix.

c	Eliminate eXegenics retained deficit and treasury stock.

d	Represents eXegenics shares issued and options/warrants granted (including their corresponding fair values) in exchange for 100% ownership in Acuity as follows:

	Shares
	Issued/Grants	Fair Value
	Received	Received
Common Stock	14,835,930	$39,315,215
Series C Preferred Stock, if converted	45,758,686	$121,260,518
Series C Preferred Stock Options, if converted	731,700	$1,763,397
Series C Preferred Stock Warrants, if converted	1,686,600	$4,047,840
Replacement warrants for Acuity warrants	6,472,636	$16,311,048
New warrants issued	6,253,239	$14,444,983
Vested common stock options	6,428,266	$15,739,231

Total		$212,882,232

e	Eliminate Froptix common stock and Acuity common and preferred stock.

f	Eliminate Acuity retained deficit.

g	Represents write off of in process research and development of Acuity (approximately $213,000,000 — see note d). Amount was valued at consummation of the acquisition but then subsequently written off in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method. Note this amount is not included in the accompanying pro forma condensed consolidated statement of operations.

h	Represents dividends which would have been paid to Acuity preferred stock holders had the merger occurred January 1, 2006. Amount calculated as 457,589 Series C Preferred Stock shares multiplied by a fair value of $77/share multiplied by 2% dividend rate (457,589*$77*2%=$704,687).

i	Represents liability ($16,673,275) associated with equity instruments (options and warrants) issued to individuals other than employees. In accordance with EITF 00-19 the fair value of these instruments has been recorded as a liability with a corresponding offset to additional paid in capital.

j	Represents weighted average number of shares as follows:

Shares Outstanding
eXegenics shares outstanding at December 31, 2006	16,990,991
Issuance of shares on February 8, 2007 to a group of investors led by Dr. Phillip Frost	19,440,491
Issuance of shares on March 27, 2007 to Froptix shareholders upon converting Froptix shares to eXegenics shares	61,775,000
Issuance of shares on March 27, 2007 to Acuity shareholders upon converting Acuity shares to eXegenics shares	14,835,930
Total	113,042,412

Note:	The allocation of purchase price is preliminary and may change significantly. The stock price of eXegenics leading up to the closing of the merger increased significantly, resulting in a much higher valuation of Acuity in purchase accounting than was contemplated in the negotiations between the parties to the merger.

(d) Exhibits

Exhibit Number	Description

2.1	Merger Agreement and Plan of Reorganization

3.2*	Series C Certificate of Designation

4.1	Form of Common Stock Warrant

4.2	Form of Preferred Stock Warrant

10.1	Form of Lockup Agreement

10.2	Credit Agreement, dated as of March 27, 2007, by and among eXegenics Inc., The Frost Group, LLC, and Acuity Pharmaceuticals, LLC

10.3	Amended and Restated Venture Loan and Security Agreement, dated as March 27, 2007, by and among Horizon Technology Funding Company LLC, Acuity Pharmaceuticals, LLC and eXegenics, Inc.

10.4*	Research Agreement, dated April 7, 2006, between Froptix Corporation and the University of Florida Board of Trustees

10.5*	Standard Exclusive License Agreement, dated as April 18, 2006, by and between University of Florida Research Foundation, Inc. and Froptix Corporation

10.6*	Standard Exclusive License Agreement, dated as April 18, 2006, by and between University of Florida Research Foundation, Inc. and Froptix Corporation

10.7*	Standard Exclusive License Agreement, dated as April 18, 2006, by and between University of Florida Research Foundation, Inc. and Froptix Corporation

10.8	Technology License Agreement, dated August 3, 2006, between the Board of Trustees of the University of Illinois and Acuity Pharmaceuticals, Inc.

10.9	License Agreement, dated April 13, 2006, by and between Acuity Pharmaceuticals, Inc. and Pathogenics, Inc.

10.10	Amendment No. 1 to Agreement, dated August 2, 2006, by and between Acuity Pharmaceuticals, Inc. and Pathogenics, Inc.

10.11	Amendment No. 2 to Agreement, dated March 8, 2007, by and between Acuity Pharmaceuticals, Inc. and Pathogenics, Inc.

10.12	License and Collaboration Agreement, dated as of June 2, 2005, by and between Acuity Pharmaceuticals, Inc. and Intradigm Corporation

10.13	License Agreement, dated as March 31, 2003, by and between the Trustees of the University of Pennsylvania and Acuity Pharmaceuticals, Inc. (Reich/Tolentinio)

10.14	License Agreement, dated as March 31, 2003, by and between the Trustees of the University of Pennsylvania and Acuity Pharmaceuticals, Inc. (Reich/Gewirtz)

10.15	First Amendment to License Agreement, dated as August 1, 2003, by and between the Trustees of the University of Pennsylvania and Acuity Pharmaceuticals, Inc. (Reich/Tolentinio)

10.16	First Amendment to License Agreement, dated as August 1, 2003, by and between the Trustees of the University of Pennsylvania and Acuity Pharmaceuticals, Inc. (Gewirtz)

10.17	Amended and Restated Subordination Agreement, dated as of March 27, 2007, by and among The Frost Group, LLC, Horizon Technology Funding Company LLC, Acuity Pharmaceuticals, LLC, and eXegenics Inc.

Exhibit Number	Description

10.18	Employment letter dated March 29, 2007, between Samuel J. Reich and eXegenics Inc.

10.19	Employment Agreement, dated as of September 25, 2004, by and between Dale R. Pfost and Acuity Pharmaceuticals, Inc.

99.1	Press Release, dated March 27, 2007

*	To be filed by amendment

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eXegenics Inc.
By:	/s/ Dale R. Pfost
	Name:	Dale R. Pfost
	Title:	President

Date March 30, 2007